As filed with the Securities and Exchange Commission on June 11, 2002

                                                      Registration No. 333-76848
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 Amendment No. 2
                                    FORM SB-2
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933


                         GO ONLINE NETWORKS CORPORATION

             (Exact name of registrant as specified in its charter)

             Delaware                                              33-0873993
(State or other jurisdiction of                              (I. R. S. Employer
 incorporation or organization)                              Identification No.)

                       5681 Beach Boulevard, Suite 101/100
                          Buena Park, California 90621
                                 (714) 736-0988
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

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
                                                                             Copies to:
                  Joseph M. Naughton                                  Gregory Sichenzia, Esq.
         5681 Beach Boulevard, Suite 101/100                    Sichenzia Ross Friedman Ference LLP
             Buena Park, California 90621                      1065 Avenue of the Americas, 21st flr.
                    (714) 523-1648                                       New York, NY 10018
                                                                           (212) 930-9700

               (Name, address, including zip code, and telephone number, including area code, of agent for service)


Approximate date of proposed sale to the public: From time to time as the selling shareholders may decide.

     If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

CALCULATION OF REGISTRATION FEE
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

---------------------------- -------------------- ----------------------- ----------------------- -----------------------
Title of each class of       Amount to be         Proposed maximum        Proposed maximum        Amount of
securities to be registered  registered (1)       offering price per      aggregate offering      registration fee (4)
                                                  share unit              price

---------------------------- -------------------- ----------------------- ----------------------- -----------------------
Common Stock,$.001 par          74,100,000(2)           $0.04 (3)         $2,964,000(2)           $709
value
---------------------------- -------------------- ----------------------- ----------------------- -----------------------
Total:                                                                    $2,964,000              $709*
---------------------------- -------------------- ----------------------- ----------------------- -----------------------

*Previously paid.

(1) Pursuant to Rule 416(a), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

(2) Represents 200% of the shares of common stock underlying convertible debentures and 1,600,000 shares of common stock underlying warrants issued to the Laurus Master Funds, Ltd.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act of 1933, as amended, on the basis of the average of the high and low prices for shares of Common Stock as reported by the Nasdaq Over the Counter Bulletin Board on January 11, 2002.


The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The Registrant will not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                  SUBJECT TO COMPLETION, DATED ______________, 2002


Prospectus

                         Go Online Networks Corporation

                   Up to 74,100,000 shares of our common stock


         This prospectus relates to the resale by the selling stockholders of up to 74,100,000 shares of our common stock. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. The selling stockholders are deemed to be underwriters of the shares of common stock, which they are offering. We will not receive any of the proceeds from the sale of common stock by the selling stockholders. Please see the "Selling Stockholders" section on page __ in this prospectus for a complete description of all of the selling stockholders.

         Our common stock is traded on the Over-the-Counter Bulletin Board under the symbol "GONT." On June 5, 2002, the closing sale price of our common stock was $0.022.

     Investing in our common stock involves a high degree of risk. See Risk
                               Factors on page _.


Neither the Securities and Exchange Commission nor any state securities Commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a Criminal offense.

                The date of this prospectus is __________, 2002.

                                TABLE OF CONTENTS

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
Prospectus Summary                                                              5
The Offering                                                                    6
Risk Factors                                                                    7
Use of Proceeds                                                                 10
Price Range of Securities                                                       11
Dividend Policy                                                                 12
Management's Discussion and Analysis of Financial Condition
and Results of Operations                                                       13
Business                                                                        16
Management                                                                      22
Principal Security Holders                                                      25
Certain Transactions                                                            27
Description of Securities                                                       28
Selling Shareholder                                                             30
Plan of Distribution                                                            31
Legal Matters                                                                   33
Experts                                                                         33
How to Get More Information                                                     33
Financial Statements                                                            F-1


                               PROSPECTUS SUMMARY

     The following summary should be read by you together with the more detailed information in other sections of this prospectus. You should also carefully consider the factors described under Risk Factors at page ____ of this prospectus. Throughout this prospectus, we refer to Go Online Networks Corporation as Go Online, we, our, ours, and us.

GO ONLINE NETWORKS CORPORATION

     Go Online Networks Corporation, a Delaware corporation, repairs and refurbishes computers and peripherals through our wholly-owned subsidiary, Digital West Marketing, Inc. Digital West is a computer service firm based in Chatsworth, California, north of Los Angeles. Revenues for 2001 were approximately $6.1 million. The company operates out of a 24,000 square foot facility currently employing in approximately 31 people. The core of Digital West's business is to contract with major retail entities and computer hardware manufacturers to refurbish computer products returned to retail establishments by customers. The products are re-engineered or refurbished to factory specifications by Digital West's factory trained certified technicians. The computer products including hard drives, CD ROMs, monitors, printers, circuit boards, CD writers, DAT drives are then resold into the secondary market and service channels. Digital West deals with many manufacturers to ensure an ability to handle any and all customer's requests for programs such as repair, part sales and advance exchanges. Digital West's web site is www.DigitalWest.com.

     Go Online's offices are located at 5681 Beach Boulevard, Suite 101, Buena Park, California 90621. Go Online's telephone number is (714) 736-9888. Digital West's principal offices and mailing address are 9320 Mason Avenue, Chatsworth, CA 91311, and its telephone number is (818) 718-7500. Digital West was incorporated in California in January, 1996.

Summary Financial Data

     You should read the following summary financial data together with the section of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and notes thereto included elsewhere in this prospectus.

                                        FOR THREE MONTHS ENDED      FOR THE YEARS ENDED
                                                 MARCH 31,             DECEMBER  31,

                                                      2002          2001             2000
                                       --------------------  ------------  ------------

BALANCE SHEET DATA:

Current Assets. . . . . . . . . . . .  $         2,212,716   $  1,386,808   $      239,904
Total Assets. . . . . . . . . . . . .            2,531,580      1,698,141        1,871,917
Current Liabilities . . . . . . . . .            6,008,915      4,630,998        3,377,756
Total Liabilities . . . . . . . . . .            6,758,915      6,401,880        3,927,756
Stockholders' Equity (deficit). . . .           (4,227335)    ( 4,703,739)      (2,055,839)

STATEMENT OF OPERATIONS DATA:

Sales and other Revenues. . . . . . .  $         3,796,505   $   5,425,391  $      725,664
Cost of goods sold. . . . . . . . . .            2,999,293       4,890,953         653,097
Gross Profit. . . . . . . . . . . . .              797,266         476,863          65,274
Total Expenses. . . . . . . . . . . .              607,175       1,904,282       1,559,746
Net Loss. . . . . . . . . . . . . . .            (114,928)      (3,407,395)     (3,398,080)

PER SHARE DATA:
Basic and diluted net loss per share.  $             (0.00)  $     (0.04)       $     (0.04)

                                  THE OFFERING
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

Common stock offered by selling stockholders
(includes 200% of the shares underlying convertible notes and warrants)...   Up to 74,100,000 shares, based on current
                                                                             market prices and assuming full conversion
                                                                             of the convertible note, with interest for
                                                                             two years.  This number represents 43% of
                                                                             our current outstanding stock

Common stock to be outstanding after the offering                            Up to 173,660,115 shares

Use of proceeds...........................................................   We will not receive any proceeds from the
                                                                             sale of the common stock.

Over-The-Counter Bulletin Board ..........................................   GONT

         The above information is based on 99,560,116 shares of common stock outstanding as of January 13, 2002 and assumes the subsequent conversion of our issued convertible note, with interest, and exercise of warrants by our selling stockholder.

                                  RISK FACTORS

     BEFORE BUYING ANY OF THE SHARES OF COMMON STOCK BEING OFFERED BY THIS PROSPECTUS, YOU SHOULD CAREFULLY READ AND CONSIDER EACH OF THE RISK FACTORS WE HAVE DESCRIBED IN THIS SECTION.

WE HAVE A HISTORY OF LOSSES, WHICH MAY CONTINUE, REQUIRING US TO CURTAIL OR CEASE OPERATIONS.

         We incurred net losses from operations of $3,407,395 for the fiscal year ended December 31, 2001 and $3,398,080 for the fiscal year ended December 31, 2000. We cannot assure you that we can achieve or sustain profitability on a quarterly or annual basis in the future. If revenues grow more slowly than we anticipate, or if operating expenses exceed our expectations or cannot be adjusted accordingly, we will continue to incur losses, which may require us to curtail or cease operations.

IF WE ARE UNABLE TO OBTAIN ADDITIONAL FUNDING OUR BUSINESS OPERATIONS WILL BE HARMED.

         We may require additional funds to sustain and expand our sales and marketing activities, research and development, and our strategic alliances, particularly if a well-financed competitor emerges or if there is a rapid technological shift in the telecommunications industry. There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all. The inability to obtain sufficient funds from operations or external sources would require us to curtail or cease operations.


THERE ARE A LARGE NUMBER OF SHARES UNDERLYING OUR CONVERTIBLE NOTES, AND WARRANTS THAT MAY BE AVAILABLE FOR FUTURE SALE AND THE SALE OF THESE SHARES MAY DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.

         As of June 11, 2002, we had:

o        99,560,116 shares of common stock issued and outstanding

o an aggregate of 37,850,000 shares of common stock issuable upon conversion and exercise of the following securities:

o $750,000 principal amount of convertible debentures that may be converted into 36,850,000 shares of common stock, based on current market prices; and

o        1,600,000 warrants to purchase 1,600,000 shares of common stock.

o        663,333 shares of Series A convertible preferred stock

o        2,000 shares of series B convertible preferred

         The amount of securities issuable upon outstanding convertible debentures and warrants represents 27.63% of our total outstanding common shares and that due to the floating conversion rates, we do not know the exact number of shares we will issue upon conversion. In addition, The number of shares of common stock issuable upon conversion of the outstanding convertible debentures will increase if the market price of our stock declines. All of the shares, including all of the shares issuable upon conversion of the note and, and upon exercise of our warrants, may be sold without restriction. The sale of these shares may adversely affect the market price of our common stock.

THE CONTINUOUSLY ADJUSTABLE CONVERSION PRICE FEATURE OF OUR CONVERTIBLE DEBENTURES COULD REQUIRE US TO ISSUE A SUBSTANTIALLY GREATER NUMBER OF SHARES, WHICH WILL CAUSE DILUTION TO OUR EXISTING STOCKHOLDERS.

          Our obligation to issue shares upon conversion of our convertible securities is essentially limitless.

         The following is an example of the amount shares of our common stock that is issuable, upon conversion of our convertible notes, based on market prices 25%, 50% and 75% below the market price, as of January 11, 2002, of $0.04.


   % Below Market                                               Number of Shares          Percentage of
                                         Discount of 20%            Issuable            Outstanding Stock
                       Price Per Share
        25%                 $.03               $.024               36,250,000                 26.77%
        50%                 $.02               $.016               54,375,000                 35.42%
        75%                 $.01               $.008               108,750,000                52.32%

As illustrated, the number of shares of common stock issuable upon conversion of the outstanding convertible notes will increase if the market price of our stock declines, which will cause dilution to our existing stockholders.

THE ISSUANCE OF SHARES UPON CONVERSION OF OUR CONVERTIBLE NOTES, AND EXERCISE OF OUTSTANDING WARRANTS MAY CAUSE IMMEDIATE AND SUBSTANTIAL DILUTION TO OUR EXISTING STOCKHOLDERS.

         The issuance of shares upon conversion of the convertible notes, and exercise of warrants may result in substantial dilution to the interests of other stockholders since the selling stockholder may ultimately convert and sell the full amount. Although the note holders may not convert their securities and/or exercise their warrants into more than 4.99% of our outstanding common stock, this restriction does not prevent the investors from converting and/or exercising some of their holdings and then converting the rest of their holdings. In this way, the investor could sell more than this limit while never holding more than this limit. In addition, note holders may waive the 4.99% limitation upon an event of default. If this limit is waived there is no upper limit on the number of shares that may be issued which will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock and may result in a change of control of our company.

THE CONTINUOUSLY ADJUSTABLE CONVERSION PRICE FEATURE OF OUR CONVERTIBLE NOTES MAY ENCOURAGE THE INVESTORS TO MAKE SHORT SALES OF OUR COMMON STOCK, WHICH COULD HAVE A DEPRESSIVE EFFECT ON THE PRICE OF OUR COMMON STOCK.

         The convertible notes are convertible into shares of our common stock at a 20% discount to the trading price of the common stock either prior to the issuance of the notes or prior to the conversion, whichever is lower. The significant downward pressure on the price of the common stock as the selling stockholder converts and sells material amounts of common stock could encourage short sales by the selling stockholder or others. This could place further downward pressure on the price of the common stock. The selling stockholder could sell common stock into the market in anticipation of covering the short sale by converting their securities, which could cause the further downward pressure on the stock price.

THE INTEREST PAYABLE ON OUR CONVERTIBLE NOTES IS ALSO CONVERTIBLE INTO SHARES OF OUR COMMON STOCK.

         The interest payable on the convertible notes is also convertible into shares of our common stock. The convertible notes are entitled to 8% annual interest payable quarterly. In this regard, the lower the price of our common stock, the more shares of common stock the preferred stockholder will receive in payment of dividends.

THE LACK OF A MATURE TRADING MARKET FOR OUR COMMON STOCK MAY CAUSE OUR STOCK PRICE TO DECLINE SIGNIFICANTLY AND LIMIT THE LIQUIDITY OF OUR COMMON STOCK.

         We do not meet the listing requirements for the listing or quotation of our common stock on any national or regional securities exchange or on Nasdaq. Currently, our common stock is traded on the Over-The-Counter Bulletin Board. As a result, accurate current quotations as to the value of our common stock are unavailable making it more difficult for investors to dispose of our common stock. The lack of current quotations and liquidity can cause our stock price to decline or to trade lower than the prices that might prevail if our securities were listed or quoted on an exchange or on Nasdaq.

OUR COMMON STOCK IS SUBJECT TO THE "PENNY STOCK" RULES OF THE SEC AND THE TRADING MARKET IN OUR SECURITIES IS LIMITED, WHICH MAKES TRANSACTIONS IN OUR STOCK CUMBERSOME AND MAY REDUCE THE VALUE OF AN INVESTMENT IN OUR STOCK.

         Since our common stock is not listed or quoted on any exchange or on Nasdaq, and no other exemptions currently apply, trading in our common stock on the Over-The-Counter Bulletin Board is subject to the "penny stock" rules of the SEC. These rules require, among other things, that any broker engaging in a transaction in our securities provide its customers with a risk disclosure document, disclosure of market quotations, if any, disclosure of the compensation of the broker and its salespersons in the transaction, and monthly account statements showing the market values of our securities held in the customer's accounts. The brokers must provide bid and offer quotations and compensation information before making any purchase or sale of a penny stock and also provide this information in the customer's confirmation. Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of common stock by the selling stocholders. We may receive up to $82,360 in proceeds from the exercise of the warrants. We will use all of these proceeds for working capital for our operations.

                            PRICE RANGE OF SECURITIES

     The following table sets forth the high and low closing prices for shares of our common stock for the periods noted, as reported by the National Daily Quotation Service and the Over-The-Counter Bulletin Board. Quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. Prior to September 22, 1999, our common stock was listed under the symbol "JNNE." Effective on September 22, 1999, the trading symbol for our common stock changed to GONT.

                    CLOSING PRICES
YEAR    PERIOD                          HIGH         LOW
-----   -------------                   ----         ----

2002    First quarter                  .03            .04

2001    First quarter                  .06            .10
        Second quarter                 .04            .07
        Third quarter                  .04            .06
        Fourth quarter                 .03            .04

2000    First quarter                  .24           1.36
        Second quarter                 .25            .78
        Third quarter                  .14            .30
        Fourth quarter                 .09            .19


     The number of beneficial holders of record of our common stock as of the close of business on December 31, 2000 was approximately 287. Many of the shares of Go Online's common stock are held in "street name" and consequently reflect numerous additional beneficial owners., which we have previously been advised by ADP exceeds 16,250.

DIVIDEND  POLICY

     We have never paid any cash dividends on our common stock and do not anticipate paying any cash dividends on our common stock in the future. Instead, we intend to retain future earnings, if any, to fund the development and growth of our business.

                                 DIVIDEND POLICY

     We have never paid any cash dividends on our common stock and do not anticipate paying any cash dividends on our common stock in the future. Instead, we intend to retain future earnings, if any, to fund the development and growth of our business.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

     The following discussion contains certain forward-looking statements that are subject to business and economic risks and uncertainties, and our actual results could differ materially from those forward-looking statements. The following discussion regarding our financial statements should be read in conjunction with the financial statements and notes thereto.

GENERAL  OVERVIEW

     Go Online Networks Corporation, a Delaware corporation, repairs and refurbishes computers and peripherals through our wholly-owned subsidiary, Digital West Marketing, Inc. Digital West is a computer service firm based in Chatsworth, California, north of Los Angeles. Revenues for 2001 were approximately $6.1 million. The company operates out of a 24,000 square foot facility currently employing in approximately 31 people. The core of Digital West's business is to contract with major retail entities and computer hardware manufacturers to refurbish computer products returned to retail establishments by customers. The products are re-engineered or refurbished to factory specifications by Digital West's factory trained certified technicians. The computer products including hard drives, CD ROMs, monitors, printers, circuit boards, CD writers, DAT drives are then resold into the secondary market and service channels. Digital West deals with many manufacturers to ensure an ability to handle any and all customer's requests for programs such as repair, part sales and advance exchanges.

THREE MONTHS ENDED MARCH 31, 2002 COMPARED TO THREE MONTHS ENDED MARCH 31, 2001

     Our net income during the three months ended March 31, 2002 was $114,928, compared to a net loss of ($810,020) for the same period in 2001. The profitability increase is primarily attributable to a substantial increase in sales at Digital West, together with the elimination of our internet kiosk division and our Go-Online internet commerce division. Our net income also was directly impacted by a charge against income from discontinued operations during the three months ended March 31, 2001 of $577,796.

     Gross profit was $797,266 for the three months ended March 31, 2002 compared to a gross profit of $47,777 for the three months ended March 31, 2001. This result is directly attributable to Digital West as a result of increased sales at Digital West while maintaining the same fixed costs.

     Revenues were $3,796,505 for the three months ended March 31, 2002, compared to $800,470 for the three months ended March 31, 2001, an increase of approximately 374%. This increase is once again a result of our acquisition of Digital West and its increased impact on our sales and revenues.

     Our expenses increased from $218,629 for the three months ended March 31, 2001 to $607,175 for the three months ended March 31, 2002, as a result of increased salaries, legal fees and general and administrative costs associated with the increased operation at Digital West.

Fiscal year ended December 31, 2001 compared to fiscal year ended December 31, 2000

     Our net loss during the fiscal year ended December 31, 2001 was ($3,407,395) compared to ($3,398,080) for 2000, a nominal increase of $9,318.
Our 2001 net loss reflects a non-recurring write-off of goodwill of $749,055, a non-recurring loss from discontinued operations of $544,939 and a non-recurring loss on disposal of discontinued operations of $319,520. Consequently, our ongoing operations reflect substantial increased profitability. We also had an increase in interest expense from $165,122 in 2000 to $323,834 in 2001, primarily due to the Laurus Master Fund investment and the Series A Convertible Debentures.

     For the fiscal year ended December 31, 2001, we had revenue of $6,128,555, almost all of which was generated by Digital West. This is compared to $798,596 for the fiscal year ended December 31, 2000. This reflects an increase of $5,329,959, a 667% increase in revenues. This is entirely reflected by the increase in operations at Digital West and the inclusion of substantially increased business. Cost of goods sold increased from $653,097 in fiscal 2000 to $4,890,953 in fiscal 2001. This is reflected in our accounting structure with our primary refurbishment client which requires that we reflect as cost of goods sold the original valuation of the product prior to its resale. We believe that actual cost of goods sold would be substantially lower based upon our historical sales.

     Expenses for the year ended December 31, 2001 was $1,904,282, compared to $1,559,746 for the fiscal year ended December 31, 2000. Other income and expenses for the year ended December 31, 2001 included the one-time expense for write off of goodwill reflected above.

Fiscal year ended December 31, 2000 compared to fiscal year ended December 31, 1999

     Our net loss during the fiscal year ended December 31, 2000 was ($3,398,080) compared to ($2,443,308) for 1990, an increase of $954,772. Of the increase, $1,137,239 was represented by an increase in operating expenses, of which $1,207,096 represented salaries, payroll taxes and certain non-recurring contractual services, much of which was paid in our common stockThe Company also incurred $311,493 in operating expenses attributable to impairment of the value of its kiosk assets through depreciation. The Company incurred no fees for website development since its e-commerce website had been completed and operating in 1999. The Company also incurred a charge of $133,583 for a valuation differential in inventories acquired from Digital West Marketing.

     For the fiscal year ended December 31, 2000, we had revenue of $798,596, almost all of which was generated by Digital West. This is compared to $89,749 for the fiscal year ended December 31, 1999, which was generated about 50% by our ShopGoOnline e-commerce division which we discontinued and 50% by our kiosk division.

     Other income and expenses for the year ended December 31, 2000 included a one-time expense of $450,000 attributable to our acquisition of Westlake Capital Corporation by which we became a public reporting company, interest expense of $165,122 primarily attributable to the 2000A Convertible Debentures and $23,000 attributable to a litigation settlement. These charges were slightly offset by a $139,280 gain on the sale of Auctionomics, Inc.


LIQUIDITY  AND  CAPITAL  RESOURCES

     As of March 31, 2002, we had total assets of $2,531,580, compared to $1,698,141 as of December 31, 2001. This increase was attributable to an increase in our available cash of more than $300,000 and an increase in inventory and other assets at Digital West.

     Our current liabilities increased from $4,630,998 at December 31, 2001 to $6,008,915 at March 31, 2002, due primarily to an increase in the current portion of convertible notes and debentures which we have outstanding. Total liabilities increased less significantly, from $6,401,880 as of December 31, 2001 to $6,758,915 as of March 31, 2002.

     At March 31, 2002, our stockholders' deficit was $4,227,335 as compared to $4,703,739 at December 31, 2001, an improvement of approximately $476,000.

     We made no material capital expenditures during the quarter ended March 31, 2002.

     On December 18, 2001, in connection with the sale of our kiosk division to ICOA, Inc., we issued a $250,000, 8% convertible note due December 18, 2003 to Laurus Master Fund, Ltd. In addition, we were given a common stock purchase warrant to purchase 600,000 shares of ICOA, Inc.'s common stock at an adjustable purchase price, currently $0.0034 per share. The conversion price for the December 2001 convertible debenture is the lesser of $0.00254 or 80% percent of the average of the three lowest closing prices for the common stock for the 60 trading days prior to conversion date. The conversion price for the May 2001 convertible debenture is the lesser of $0.004392 or 80% percent of the average of the three lowest closing prices for the common stock for the 60 trading days prior to conversion date. The exercise price for the December 2001 warrant is the lesser of $0.0034. The exercise price for the May 2001 warrant is the lesser of $0.006196. The maximum number of shares of common stock that any subscriber or group of affiliated subscribers may own after conversion at any given time is 4.99%. The number of shares of common stock issuable upon conversion of the December and May 2001 convertible debentures and the exercise of the December and May 2001 warrants is 37,850,000, based on a conversion price of .0024 per share. We are required to register with the SEC on Form SB-2 200% of this amount, which equals 74,100,000 shares of common stock. The actual conversion price will depend on the market price of our common stock prior to the conversion.

     The parties have made mutually agreeable standard representations and warranties. We have also entered into certain covenants including, but not limited to, the following:

1. we may not redeem the convertible debentures without the consent of the holder;
2. we will pay to the fund manager 10% of the aggregate gross proceeds from the exercise of the warrants issued to Laurus Master Fund; and

3. we have agreed to incur certain penalties if we do not deliver shares of our common stock to the investor within three business days after they submit to us a conversion notice.

     Upon any event of default, including the failure to register or deliver shares of common stock in a timely manner upon conversion, the note holders can require us to immediately pay a sum equal to 130% of the unconverted principal amount of the notes, together with accrued but unpaid interest.

     Interest only payments are due quarterly commencing December 31, 2001, and $500,000 of principal is due in on May 3, 2003, and $250,000 of principal is due on December 18, 2003, or upon certain events of default.

     In December 2001 we sold our kiosk division to ICOA, Inc. Sale of this division will result in only nominal impact on our historical operations since more than 98% of our revenues have historically been attributable to our Digital West subsidiary. For the fiscal year ended December 31, 2001, our kiosk division was responsible for approximately $166,832 in revenues, approximately $273,130 in cost of goods sold and $438,641 in other expenses directly related to the kiosk division.

     Effective December 31, 2001, we issued 1,510,476 shares of our common stock to Mick Schumacher for accounting services and salary debt relief valued at $.05 per share. Also effective December 31, 2001 we issued 750,000 shares of our common stock to Cutler Law Group for legal services valued at $.05 per share. Also effective December 31, 2001 we issued 1,000,000 shares to Gary Stines for consulting services valued at $30,000. Finally also effective December 31, 2001 we issued 160,000 shares to Vic Covarubbias for bookkeeping services valued at $.05 per share. These shares were registered for resale in a Registration Statement on Form S-8.

     On February 27, 2002, the maturity date of $645,882 principal amount of Series A Convertible Debentures was extended to January 1, 2003. In consideration for the extension, we issued warrants for the purchase of 1,000,000 shares of our common stock at $0.05 per share until February 22, 2007.

     We believe that proceeds from our previous financings, together with our other resources and expected revenues, will be sufficient to cover working capital requirements for at least six months. Should revenue levels expected by us not be achieved, we would nevertheless require additional financing during such period to support our operations, continued expansion of our business and acquisition of products or technologies. Such sources of financing could include capital infusions from some of our strategic alliance partners, additional equity financings or debt offerings.

                                    BUSINESS

NATURE  OF  BUSINESS

     Go Online Networks is a technology holding company based in Southern California. Recently Go Online divested all of its internet holdings and is focusing its entire corporate resources on developing its computer services division Digital West Marketing.

     Through our wholly owned subsidiary Digital West Marketing, Inc., we are a provider of re-engineered and refurbished computers to the secondary retail marketplace. We acquired Digital West from its founder and owner in September 2000. At the time of our acquisition, Digital West was a provider of repair and logistical services to the personal computer hardware industry. Go Online purchased Digital West with the strategic plan of converting their existing business to a business that would refurbish personal computers, laptop computers and notebooks and sell those products rather than salvaging computers for parts. Digital West had established vendor relationships with leading computer companies including Compaq, Hewlett Packard, Sony, Dell and e-Machines. Building on those relationships afforded Digital West an easy transition to a faster growing and potentially more profitable marketing opportunity. Digital West determined ample supply of computer products for its refurbishing business could be acquired from major retail sources desirous of enhancing their asset recovery needs dealing with customer returns.

     Digital West's business has primarily been focused on acquiring, refurbishing and reselling of these products with approximately 15,000 items being refurbished and $6,128,555 in revenues from the sale of those products during the fiscal year ended December 31, 2001 and approximately 1,700 items refurbished and $798,596 in revenues for those refurbished products during the fiscal year ended December 31, 2000.

     Digital West believes this market segment will continue its growth as a direct result of continuing bottom line pressure on both major manufacturers and retailers. Manufacturers are under continuing pressure to accept returned products from their customers whether they be specialty electronic chain stores, e-tailers, major box stores or catalogue operators. All retail segments are impacted by liberal customer return policies necessary to attract and retain their established customer base. These factors create a need for both segments to seek and help develop parallel distribution methods that alleviate these inventories and try not to compete with new products being introduced into their primary marketplaces. Digital West is working with both retailers and manufacturers to develop the ever-expanding outlet for these goods.

     Digital West's principal offices and mailing address are 9320 Mason Avenue, Chatsworth, CA 91311, and its telephone number is (818) 718-7500. Digital West was incorporated in California in January, 1996.

     Operations

     Digital West conducts its refurbishing, marketing and resale business principally from its 24,000 square foot distribution center at its facility located in Chatsworth, CA. In order at accommodate the immediate demands to achieve the highest levels of customer satisfaction for its clients, Digital West has established an automated and integrated order processing and distribution system which allows Digital West to provide efficient and accurate delivery of products on a timely basis to meet their customers needs. All products for resale are bar coded and tracked throughout the facility through Digital West's computer network. Goods are received and processed on a daily basis. Finished products ready for resale are added to our computer system daily and are entered into our system on a real time basis for our customers to review and purchase.

     In addition Digital West continues on a limited basis to hold inventory to sell to many of its established customers, including peripheral replacement parts remanufactured from returned goods. These opportunity sales are developed from products acquired by Digital West that are not cost effective to refurbish and in turn are salvaged for parts. Digital West also from time to time purchases new parts in quantity for some customers. Many of Digital West's customers prefer a remanufactured part to a new part because the remanufactured part often has the performance equivalent to a new part, but costs less.

     Because many of Digital West's customers are familiar with and have ready access to the Internet, Digital West has expanded its Internet customer services functions and will expand its service to end-users in the second quarter of this year.

     Services

     Digital West offers a wide range of value added computer products to secondary retail outlets throughout the United States and is an emerging player in the Electronic Manufacturing Services (EMS) sector. The company refurbishes virtually all major brand personal computers, laptop and notebook computers as well as PDA's. Digital West is an authorized Compaq Presario Refurbisher and is in the final stages of becoming an authorized Hewlett Packard Refurbished. All products sold by Digital West are clearly marked and identified as refurbished products, unless they are new products.

     Digital West's major customer has made arrangements with Digital West to assist it in its Asset Recovery Program. This service is offered on a non-contractual and non-exclusive basis. This program allows Digital West to collect from a large number of box retail stores returned computers to be refurbished at a fixed fee and to share in the revenue generated by the sale of those products.

     Digital West purchases products from other retail outlets, OEM's for various products other purveyors of like products. Digital West is also testing buying finished refurbished goods directly from the major manufacturers and reselling those goods. On any products Digital West refurbishes it offers the buyer a standard warranty backed by Digital West. For products refurbished under Digital West's Compaq Presario agreement, Compaq offers the end users a Compaq warranty. Digital West offers all of its customers after market assistance.

     Management  Information  Systems

     Digital West maintains sophisticated information systems to improve efficiency, process orders, monitor operations, manage inventory risks, offer faster and higher levels of service, and provide innovative logistic services to OEMs and service providers. These on-line systems provide management with information concerning sales, inventory levels, customer payments and other operations which are essential for Digital West to operate efficiently and to enable it to offer additional services. Digital West has invested in advanced telecommunications, electronic mail and messaging, automated fax technology, bar-coding and automated inventory management.

     Digital West has also developed capabilities which allow pre-approved customers to place orders via the world-wide web, reducing the order processing costs for both Digital West and the customer. Digital West believes that this capability will increasingly become a requirement by many customers and some suppliers and, accordingly, Digital West will continue to invest in enhancing those capabilities.

     Customers  and  Suppliers

     Digital West sells refurbished computers, computer peripherals and computer components and parts to customers throughout the United States.

     Digital West depends on a limited number of retail organizations to provide it with the inventory it sells. There are generally no long-term supply agreements governing Digital West's relationships with its major suppliers. Digital West's primary supply arrangements are thus subject to termination or curtailment at any time, with little or no advance notice. Although management expects no such loss to occur, the refusal or inability of any major supplier to ship goods Digital West could have a material adverse effect on our business.

COMPETITION

     Digital West is a provider and reseller of refurbished computers, computer peripherals and computer parts to the secondary retail marketplace. Digital West services include distribution and sourcing of the products they offer as well as inventory management, warranty service and claims management as well as repair and maintenance services.

     The market for Digital West's products is large and somewhat fragmented. Competition in the industry is widespread and comes from many small operators selling small quantities over the Internet and in small specialty retail outlets. Our largest competitor at this time is Micro Exchange of Dallas, Texas. Along with Returnsbuy.com, a limited number of our competitors are believed to have substantially greater financial and other resources than Digital West.

     Digital West believes that our rapid growth has been built around consistently processing orders in a very efficient and timely manner and delivering a consistently higher quality product than our competitors do. Our service technicians are general A1 or A+ trained and qualified giving us a competitive advantage in delivering high quality products to our customers. We see this advantage as one that will continue to serve us well in growing our business at our current pace into the foreseeable future.

SALES AND MARKETING

     Digital West's sales force is supported by an online retail inventory management system enabling our sales staff to respond to our customers inventory needs in a timely and effective manner. Products promised to customers are nearly always shipped in the exact quantities our customers order with little or no back order disappointments. Digital West sales representatives visit our major customers on a regular basis and many of our customers also visit our facility on a regular basis. Digital West maintains a presence on the World Wide Web by offering our customers 24/7 services to a private site with pricing and inventories updated daily in real time delivery methodology. Sustaining the growth of Digital West is dependent upon building and maintaining relationships and loyalties with our current and future customers.

OUR BACKGROUND

     Go Online Networks Corporation became a publicly traded corporation on the over-the-counter bulletin board in April 1990 by the "reverse acquisition" of Valencia Capital, a Colorado corporation. From this acquisition, our shareholders became the majority shareholders and the corporation in November 1990 was renamed Jones Naughton Entertainment, Inc. A one for four reverse stock split was accomplished at the same time, resulting in nine million common shares then outstanding.

     Under our then president, Mr. Spike Jones, Jr., we initially produced infomercials but ceased infomercial production in 1993. Mr. Jones left us and in 1995, we acquired Real Estate Television Network, Inc., a satellite real estate TV network. Real Estate Television Network's target market was the independent real estate office of the large franchised office networks, e.g. Century 21. In 1996, many of the large independent real estate firms were acquired by HSF, Inc., which resulted in a consolidated industry. The consolidation led to the decision to internally produce and provide training and other services, which were originally provided by outside vendors like Real Estate Television Network. In 1996, we sold Real Estate Television Network to AmeriNet Financial Services, Inc.

     In late 1997 and 1998, we made the strategic decision to pursue opportunities involving the internet. In the first quarter of 1998, we acquired the assets of a small advertising agency, Affiliated Marketing Services, Inc which we intended to move into internet advertising. We determined that Affiliated Marketing Services, Inc.'s internet progress was insufficient, and during the fourth quarter of 1998, we sold Affiliated Marketing Services, Inc. back to its management.

     Subsequent to the sale, we made our initial investment in AMS Acquisition Corp., a previously unaffiliated corporate entity which was the developer of ShopGoOnline.com, investing $25,000 for a 75% equity interest. ShopGoOnline.com was our business-to-consumer e-commerce website which opened for operation in July 1999. ShopGoOnline sold a variety of products utilizing real-time streaming video and audio to market the products. During late 2000 the Company determined that ShopGoOnline was not profitable and unlikely to reach profitability in a reasonable period of time and determined that the Company's resources would be better utilized to capitalize and finance its Digital West division. Consequently, the Company terminated ShopGoOnline effective March 20, 2001.

     AMS Acquisition Corp. was formed in Nevada on June 29, 1998. Management of that corporation received a repurchase option to acquire back 26% of the outstanding shares from us. We subsequently purchased this repurchase option. We issued to Scott Claverie 1,250,000 shares of our common stock, along with cash consideration.

     During March 1998 we entered into an agreement to acquire the assets of Sign Products of America, Inc., an unaffiliated business formed in November 1995 in California, which was engaged in the manufacturing, marketing, management and display of advertising and informational kiosks. The purchase price was $50,000 with a down payment of $25,000 plus four equal quarterly installments at the 90 day, 180 day, 270 day and 350 day anniversaries of the closing date.

     We acquired a 75% interest in Auctionomics, Inc. from Nathan A. Wolfstein IV and Harvey A. Turell, the two previously unaffiliated founders/shareholders in June 1999. Auctionomics, Inc. was formed in Nevada in June 1999. The consideration was 500,000 shares of our common stock and a two-year warrant to acquire an additional 500,000 shares of our common stock at $0.50. We provided Auctionomics, Inc. with $25,000 for working capital shortly after the acquisition in June 1999.

     On May 10, 2000, we sold our interest in Auctionomics back to its original founders. As consideration for the sale, Mr. Wolfstein and Mr. Turell returned the 500,000 shares which were to be issued to them in the acquisition of Auctionomics, and terminated the warrants. Their contractual rights to any bonuses was also terminated. Finally, Mr. Wolfstein and Mr. Turell both agreed to provide consulting services to Go Online for a period of three months to assist with the divestiture of Auctionomics.

     At a meeting of shareholders held on September 8, 1999, we reincorporated in Delaware and changed our name to Go Online Networks Corporation. This change was designed to provide us with the advantages of Delaware law for a public corporation and to change the name to reflect our new businesses.

     On January 10, 2000, we entered into an agreement with Westlake Capital Corp., pursuant to which we issued 3,000,000 shares of common stock to acquire Westlake. Westlake was a reporting company with the Securities and Exchange Commission. We had determined that the acquisition of a reporting company under Rule 12g-3 would facilitate our becoming a "reporting company" as required by the rules for maintaining a quote on the over-the-counter bulletin board. We consequently acquired Westlake in an arms length transaction from its shareholders. As part of the acquisition, we elected to have successor issuer status under rule 12g-3 of the Securities Exchange Act of 1934, which makes us a reporting company. Although no assets were acquired as part of the transaction, the acquisition of Westlake was accounted for as a purchase transaction by Go Online.

     Prior to our acquisition of Westlake, Westlake's business consisted of seeking, investigating and eventually attempting to acquire an interest in business opportunities presented to it by persons or firms who or which desire to seek the perceived advantages of a "reporting company". Westlake did not restrict its search to any specific business, industry or geographical location. Westlake had no capital to undertake such operations, but operated through its officers and directors.

     Our management negotiated in arms-length discussions with the shareholders of Westlake to complete the acquisition. In evaluating Go Online as a candidate for the proposed acquisition, Westlake's shareholders used criteria such as the value of the assets of Go Online, its present stock price as set forth on the over-the-counter bulletin board, its internet e-commerce businesses and its hotel internet kiosk business and other anticipated operations, and Go Online's business name and reputation. Go Online believed the transaction was necessary given our ability timely to become otherwise through filings a reporting entity prior to the deadline for becoming reporting or be removed from trading by the over-the-counter bulletin board. Given the other options available to both Go Online and Westlake, each determined that the consideration for the acquisition was reasonable.

     Prior to the acquisition, Westlake's officers and directors consisted of Joseph J. Pierce as President and Director and Timothy J. Brasel as Secretary, Treasurer and Director. Westlake's shareholders included Mr. Brasel and related entities with 40%, Mr. Pierce with 15%, Mr. Paul H. Dragul and related entities with 20%, James R. Sjoerdsma with 10% and Nasus Lesarb, Ltd with 5%. None of such persons or entities have any other relationship or dealings with Go Online.

     On September 5, 2000, we acquired Digital West Marketing, Inc., a computer service firm based in Chatsworth, California, north of Los Angeles. We paid a total of $825,000 in cash for Digital West and issued 750,000 shares of our restricted common stock and 750,000 options to purchase shares of our common stock. We also entered into an employment agreement with Andrew Hart, President of Digital West. We were introduced to Digital West as a potential acquisition by one of our contacts, and entered into arms-length discussions with Mr. Hart to acquire Digital West. We determined that the business would be profitable for Go Online and its shareholders. Although no fairness opinion was obtained in connection with the transaction, the purchase price was determined in good faith arms-length negotiations between the companies and was based upon (1) the amount of outstanding payables for Digital West, (2) the market price of Go Online's stock issued in the transaction on a performance only basis, and (3) the perceived future potential performance for Digital West based upon a key new relationship for refurbishing. As set forth in our financial statements, Go Online acquired approximately $723,235 in assets in the acquisition and assumed liabilities approximating $800,000 (which were paid off in the transaction). Other liabilities of Digital West for related parties in excess of $2,200,000 were terminated on the date of the transaction.

     On September 26, 2000, we entered into An Agreement and Plan of Reorganization with NetStrat, Inc., an inactive corporation with unused cash assets of $700,000. Also on September 26, 2000, we entered into An Agreement and Plan of Reorganization with Amer Software, Inc., another inactive corporation with unused cash assets of $250,000. In accordance with the agreements, we agreed to issue and register shares of our common stock for the shareholders of Amer and NetStrat. In accordance with that agreement, we filed an S-4 registration statement and sought to complete the transaction. The cash assets were advanced from NetStrat and Amer to the Company. In December 2001, we determined that completion of the acquisitions was no longer feasible and terminated the agreements. The cash remains as an advance from NetStrat and Amer and is reflected as advances payable on our financial statements.

     During December 2001, we sold our kiosk business and related assets to ICOA, Inc. We received a warrant in the amount of $100,000 allowing us to convert the $100,000 warrant into common stock of ICOA. The warrant is convertible into the number of shares of common stock of ICOA based on exchanging the $100,000 for common shares at 75% of market value at any time after December 18, 2001. We recorded the value of the warrants at $133,333. In addition to receiving the warrants, we loaned ICOA $100,000 and included a financing charge of $50,000 for a total of $150,000. The loan is a convertible note, convertible to common stock on the same basis as the warrants listed above, with interest at 8% and matures June 30, 2002. Because of the financial condition of ICOA, we have impaired the value of the warrants in its' entirety and provided an allowance for collectibility of the note for $100,000. The remaining $50,000 financing charge has reduced the deferred financing costs obtained in connection with the acquisition of the funds used to make the loan. The $233,000 impairment and allowance have been included in the accompanying Statement of Operations as a part of the loss on disposal of discontinued operations.

RESEARCH  AND  DEVELOPMENT

     We have not spent any measurable amount of time on research and development activities.

EMPLOYEES

     As of December 31, 2001, Go Online had two full-time employeeand three part time employees. All of these employees work in our administrative offices. None of our employees is covered by any collective bargaining agreement. We believe that our relations with our employees are good.

     Also as of December 31, 2001, the Digital West subsidiary of Go Online had 31 full time employees. Of these employees, four work in Digital West's administrative division, two in sales, one in purchasing, one in customer service, ten in technical support, eight in Digital West's warehouse facility, two in shipping and three in receiving. None of our employees is covered by any collective bargaining agreement. We believe that our relations with our employees are good.

FACILITIES

     Our principal executive offices are located at 5681 Beach Boulevard, Suite 101/100, Buena Park, California 90621. Effective July 21, 1999 we entered into a lease for this office space. The term of the lease is for 3 years with monthly base rent payments in 2001 of $19,200The rent for the first year was prepaid. Future base rent commitments during the year ended December 31, 2002 under this lease will be $11,200.

     Digital West operates out of a 24,000 square foot facility located at 9320 Mason Avenue, Chatsworth, California 91311. The faciliity is leased under a three year lease that commenced December 1, 2000, with current monthly net rental obligations of approximately $13,000. Digital West has an option to renew for an additional three years at the scheduled rent plus indexed cost increases. Digital West also has an option to purchase the property for $1,680,272 on December 1, 2002.

     At the end of the lease terms for our rental space, we believe that we can lease the same or comparable offices at approximately the same monthly rate.

LEGAL PROCEEDINGS

     On December 3, 1998, a default judgment was entered against us in the approximate amount of $55,000 for alleged amounts owed by Real Estate Television Network for which the plaintiff alleges was also owed by us. On July 14, 1999 the default judgement was set aside based on the fact that we were never properly served with a summons and complaint. We contend that we are not liable for the amounts due since Real Estate Television Network was a separate corporation and we never guaranteed this obligation. Nevertheless, in April 2000, we entered into a settlement agreement with the plaintiff and agreed to pay him the sum of $12,500 in cash and 30,000 shares of our Series A Preferred Stock.

                                   MANAGEMENT

     The following table sets forth the names and ages of our current directors and executive officers, their principal offices and positions and the date each such person became a director or executive officer of the Company. Our executive officers are elected annually by the Board of Directors. Our directors serve one year terms until their successors are elected. The executive officers serve terms of one year or until their death, resignation or removal by the Board of Directors. There are no family relationships between any of the directors and executive officers. In addition, there was no arrangement or understanding between any executive officer and any other person pursuant to which any person was selected as an executive officer.

     The directors and executive officers of the Company are as follows:

Name                     Age     Positions

Joseph  M.  Naughton     58      Chairman, Chief Executive Officer, Director

Scott  Claverie          40      Director

Jim  Cannon              66      Director; Director of Operations and Secretary

     Certain information about the directors and officers of Go Online is furnished below.

     JOSEPH M. NAUGHTON, Chairman. Mr. Naughton has been our Chairman since May 1991. From September 1986 through October 1987, Mr. Naughton was Operations Manager for Shop Television Network in which he oversaw the marketing and merchandising from that company. In October 1987 Mr. Naughton was elected to Shop Television Network's Board and Directors and appointed simultaneously Executive Vice President and Chief Operating Officer. Shop Television Network's wholly-owned subsidiary ShopTV, Inc. was acquired by the JC Penney Company in 1988 and Mr. Naughton was a Vice President of Operations for the renamed JC Penny Television Shopping Channel, the TV home shopping program arm of the JC Penney Company until June 1991. Mr. Naughton was responsible for overseeing the video production and cable distribution for the JC Penney and Shop
Television Network. Prior to Shop Television Network, Mr. Naughton served as VP/General Merchandising Manager for the GEMCO division of Lucky Stores. From May 1970 until October 1986, Mr. Naughton worked for Lucky Stores, Inc. and its wholly owned subsidiary Gemco Stores.

     SCOTT CLAVERIE, Director and President of AMS Acquisition Corp. Until March 20, 2001, Mr. Claverie directed the operations and marketing efforts of ShopGoOnline.com, our prior internet e-commerce division. From June 1997 until June 1999, Mr. Claverie was Business Operations Manager for Cal State University at Chico where he was responsible for management and support of the support staff for the university's voice network. From February 1994 until June 1996, he was a branch manager for Computer Telephone Corp. Computer Telephone Corp. markets a large variety of telecommunication services and was responsible for managing a significant portion of Pacific Bell's customer base. From September 1991 to February 1994, Mr. Claverie was an account executive for MCI Telecommunications, where he marketed communication products and services to the business community. From June 1987 through August 1990, he was Advertising Director of the Chico News & Review, where he supervised and coordinated activities of sales personnel in the display and classified departments. From May 1981 through September 1986, Mr. Claverie was a retail manager for Gemco Stores, managing the operations for the fine jewelry and camera department.

     JIM CANNON, Director of Operations. Mr. Cannon has over 30 years of experience in the hospitality, lodging, and food and beverage industry. A graduate of Cornell University with a Bachelor's of Science degree in Business and Food Technology. He is an eleven-year veteran of the Days Inn organization, serving as Vice President of Franchise Operations. From September 1998 until April 1999, Mr. Cannon was with ShoLodge Franchise Systems. From March 1997 until September 1998, Mr. Cannon was Director of Franchise Sales for Country & Hearth Inns in Atlanta, Georgia. From August 1990 through August 1996, Mr. Cannon was National Director of Franchise Development for Hospitality International, Inc. in Atlanta, Georgia. During 1990 and 1991, Mr. Cannon worked in sales of Friendship Inn and Econolodge franchises for Econolodges of America, Inc. in North Bergen, New Jersey. In addition, Mr. Cannon's past experience includes senior level executive positions with Columbia Sussex Corporation, Inc. (a Holiday Inn Franchise Group), Days Inn or America, Inc and other hotels and restaurants.

                 EXECUTIVE COMPENSATION AND RELATED INFORMATION

Summary  Compensation  Table

     The following summary compensation table shows certain compensation information for services rendered in all capacities for the four fiscal years ended December 31, 1998, 1999, 2000 and 2001. Other than as set forth herein, no executive officer's salary and bonus exceeded $100,000 in any of the applicable years. The following information includes the dollar value of base salaries, bonus awards, the number of stock options granted and certain other compensation, if any, whether paid or deferred.

                           SUMMARY COMPENSATION TABLE

                          Annual  Compensation                 Long  Term  Compensation
                    --------------------------              -------------------------------
                                                               Awards                     Payouts
                                                           ---------------           -------------------
                                                                                     SECURITIES
                                                       OTHER ANNUAL   RESTRICTED     UNDERLYING     LTIP      ALL OTHER
                                 SALARY      BONUS     COMPENSATION   STOCK Awards    OPTIONS      PAYOUTS   COMPENSATION
NAME AND PRINCIPAL   YEAR          ($)        ($)            ($)        ($)           SARS (#)       ($)         ($)
 POSITION
Joseph Naughton      2001         $96,000     -0-            -0-         -0-            -0-           -0-        -0-
(President, CEO)     (12/31)

                     2000         $96,000     -0-            -0-         -0-            -0-           -0-        -0-
                     (12/31)

                     1999          96,000     -0-            -0-        - 0 -          - 0 -          -0-        -0-
                     (12/31)

                     1998          96,000     -0-            -0-         -0-            -0-           -0-        -0-
                     (12/31)

Jim Cannon (1)       2001          26,000     -0-            -0-         -0-            -0-           -0-        -0-
                     (12/31)

                     2000          60,000     -0-            -0-         -0-            -0-           -0-        -0-
                     (12/31)

                     1999          40,000     -0-            -0-        - 0 -          - 0 -          -0-        -0-
                     (12/31)

                     1998           -0-       -0-            -0-        - 0 -          - 0 -          -0-        -0-
                     (12/31)

Mick Schumacher (2)  2001          50,000     -0-           40,000       -0-            -0-           -0-        -0-
                     (12/31)



(1)  Mr.  Cannon  commenced  his  employment  with  the  Go Online  in  1999.
(2) Mr. Schumacher joined the Company as Chief Financial Officer in July 2001. In November 2001, Mr. Schumacher's position as Chief Financial Officer was terminated but Mr. Schumacher remains with the Company as a financial advisor.
(3) Reflects $40,000 value of common stock of the Company issued to Mr. Schumacher.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR
                               (INDIVIDUAL GRANTS)

                    NUMBER OF SECURITIES            PERCENT OF TOTAL
                         UNDERLYING              OPTIONS/SAR'S GRANTED
                    OPTIONS/SAR'S GRANTED        TO EMPLOYEES IN FISCAL    EXERCISE OF BASE PRICE
                           (#)                            YEAR                  ($/SH)                 EXPIRATION DATE
NAME
Joseph M. Naughton         -0-                             --                     --                        --
------------------  ----------------------       ----------------------     -----------------------    ---------------
James Cannon               -0-                             --                     --                        --
------------------  ----------------------       ----------------------     -----------------------    ---------------
Mick Schumacher            -0-                             --                     --                        --
------------------  ----------------------       ----------------------     -----------------------    ---------------


                                  AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                                             AND FY-END OPTION/SAR VALUES

                                                              NUMBER OF UNEXCERCISED
                                                              SECURITIES UNDERLYING          VALUE OF UNEXERCISED IN-THE-
                                                              OPTIONS/SARS AT FY-END (#)     MONEY OPTION/SARS
                    SHARES ACQUIRED ON                        EXERCISABLE/UNEXERCISABLE      AT FY-END ($)
NAME                EXERCISE (#)         VALUE REALIZED ($)                                  EXERCISABLE/UNEXERCISABLE
                    -------------------  ------------------   --------------------------    -----------------------------
Joseph M. Naughton         -0-                 -0-                       - 0 -                        --

James Cannon               -0-                 -0-                       - 0 -                        --

Mick Schumacher            -0-                 -0-                       - 0 -                        --


Employment  Agreements

     Effective April 12, 1999 we entered into an employment agreement with James Cannon. The agreement is for a term of one year but is subject to termination by us for cause. Both we and Mr. Cannon have the right to terminate the agreement after giving the other party thirty days notice. In the event that the agreement is terminated by us without cause, Mr. Cannon will be entitled to compensation earned computed pro-rata up to the date of termination. Mr. Cannon's compensation during the term of the agreement will be as follows:

         Base  salary  of  $60,000  per  year;

         Quarterly bonus of 20% of the net advertising revenues of the Community Marquee Division generated as a result of Mr. Cannon's direct efforts during the previous quarter;

         Alternative quarterly bonus equal to 25% of the net advertising revenues of the Community Marquee Division generated by parties other than Mr. Cannon; and

         Options to purchase 25,000 shares of our common stock for each twenty-five kiosks shipped up to a maximum of 150 kiosks. The exercise price of the options shall be equal to 60% of the closing bid price of our common stock on the last business day of the month in which Mr.Cannon becomes eligible.

     We have terminated the Community Marquee Division and consequently Mr. Cannon's compensation is based on his salary plus bonuses as determined by the board of directors.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of the Go Online common stock and Series A Preferred Stock of the Company as of December 31, 2001 by:

         - each person or entity known to own beneficially more than 5% of the common stock or 5% of the preferred stock;
         -        each  of  Go  Online's  directors;
         -        each  of  Go  Online's  named  executive  officers;  and
         -        all Go Online executive officers and directors as a group.


                           Name and                 Amount and
                           Address of               Nature of              Percent of
Title of Class. . . . . .  Beneficial Owner (1)     Beneficial Ownership   Class
-------------------------  ----------------------------------------------  -----------
Common Stock. . . . . . .  Joseph M. Naughton       6,647,125 (2)               6.9%
-------------------------  ----------------------------------------------  -----------
Preferred Stock . . . . .                                   0                   0.0%
-------------------------  ----------------------------------------------  -----------
Common Stock. . . . . . .  James M. Cannon          1,168,000 (3)               1.2%
-------------------------  ----------------------------------------------  -----------
Preferred Stock . . . . .                                   0                   0.0%
-------------------------  ----------------------------------------------  -----------
Common Stock. . . . . . .  Scott Claverie             937,500                   1.1%
-------------------------  ----------------------------------------------  -----------
Preferred Stock . . . . .                                   0                   0.0%
-------------------------  ----------------------------------------------  -----------
Common Stock. . . . . . .  Mick Schumacher          4,710,476 (4)               4.7%
-------------------------  ----------------------------------------------  -----------
Preferred Stock . . . . .                                   0                   0.0%
-------------------------  ----------------------------------------------  -----------
                           Bill Tillson
                           14623 Deervale Place
Preferred Stock . . . . .  Sherman Oaks, CA 91403      40,000                   8.0%
-------------------------  ----------------------------------------------  -----------

Common Stock. . . . . . .  All Officers and
                           Directors as a Group
                           (3 persons)             13,463,101 (2,3,4)           9.0%
                                                   ==========               ========

1. Except as otherwise set forth, the address for each of these shareholders is c/o Go Online Networks Corporation, 5681 Beach Boulevard, Suite 101/100, Buena Park, CA 90621.

2. Mr. Naughton's shares are held through several different entities and trusts, as to which Mr. Naughton is the primary beneficial owner, including The Lynde Group, The Naughton Family Trust, JNNE, Inc., and a JWTROS account with his deceased spouseOther than Mr. Naughton's beneficial ownership of such shares through such entities and trusts, none of such entities or trusts has any relationship with Go Online.

3. Reflects 158,000 shares which Mr. Cannon owns directly and up to 1,000,000 shares which Mr. Cannon could obtain upon the exercise of a warrant to purchase shares of common stock at $.20 per share.

4. The shares held by Mr. Schumacher reflects 1,250,000 shares held directly by Mr. Schumacher and 1,950,000 shares held by Prime Rate Income & Dividend Enterprises, Inc., of which Mr. Schumacher is a controlling shareholder.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     Joseph M. Naughton, our Chief Executive Officer has made several loans to Go Online. As of December 31, 2001 and as of December 31, 2000 the amounts payable to Mr. Naughton for advances totaled $311,388 and $307,144 respectively. In addition there is unpaid compensation due to him of $30,000 for 2001 and $48,000 as of December 31, 2000. A portion of Mr. Naughton's unpaid salary was converted to stock during fiscal year 2000 and during fiscal 2001. The balances payable to Mr. Naughton are uncollateralized, bear no interest and are payable on demand. This loan is on terms which are substantially better than could be obtained from third parties.

     SolInvest Group, Ltd. and MultiAsian Venture Limited invested in Go Online through the private placement of convertible debentures in the principal amount of $125,000 each in July 2000. The debentures were convertible at $0.18 per share and were secured by an aggregate of 1,400,000 shares of Go Online common stock pledged by Joseph Naughton. Those debentures were satisfied by the foreclosure on the pledged shares in August 2000. In September 2000, SolInvest and MultiAsian purchased additional convertible debentures in the principal amount of $137,500 each. These convertible debentures remain outstanding and are convertible at $0.18 per share.

                           DESCRIPTION OF SECURITIES

     Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.001, and 10,000,000 shares of preferred stock, par value $0.001. The following summary of certain provisions of our common stock, preferred stock, and warrants is qualified in its entirety by reference to our articles of incorporation, as amended, and bylaws, which have been filed as exhibits to the registration statement of which this prospectus is a part.

Common  Stock

     As of June 11, 2002, there were 99,560,116 shares of common stock outstanding, held by approximately 287 shareholders of record. We were advised by ADP when we sent our proxy statement to our shareholders that there are more than 16,260 beneficial owners of our common stock.

     Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders, including the election of directors, and do not have cumulative voting rights. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available therefor. See "Dividend Policy." Upon a liquidation, dissolution or winding up of the Company, the holders of common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all debts and other liabilities of the Company, subject to the prior rights of any preferred stock then outstanding. Holders of common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking funds provisions applicable too the common stock. All outstanding shares of common stock are, and the common stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

Preferred  Stock

     Our board of directors has the authority, without further action by the shareholders, to issue from time to time the preferred stock in one or more series and to fix the number of shares, designations, preferences, powers and relative, participating, optional or other special rights and the qualifications or restrictions thereof. The preferences, powers, rights and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and purchase funds and other matters. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of common stock or affect adversely the rights and powers, including voting rights, of the holders of common stock, and may have the effect of delaying, deferring or preventing a change in control of the Company.

     As of September 30, 2001 we have issued and outstanding a total of 663,333 shares of Series A Preferred Stock. Each share of the Series A Preferred Stock is convertible into one share of common stock at the option of the holder. The Series A Preferred Stock votes on a pari pass basis with the common stock, and receives dividends equivalent to shares of common stock. In the event of a liquidation of the Company, the Series A Preferred Stock has a liquidation preference of the number of shares plus 8% from the time of issuance over the common stock.

     In connection with the acquisition of Digital West, Go Online issued 2,000 shares of its newly authorized Series B $100 Principal Amount Preferred Stock which is convertible to common stock at a conversion price for each share of Common Stock of the Go Online equal to the original principal amount of the preferred stock divided by 100% of the average closing price of the common stock for the twenty trading days preceding the date of the receipt of the shares to be converted.

     Preferred Series B shareholders are entitled to receive dividends on the same per share basis, at the same time, and to the same extent as the holders of common stock. The Series B Shareholders are entitled to one vote for each share of common stock into which the Preferred stock is convertible. The right to convert common stock, the right to dividends and the right to vote become effective after Digital West shows a positive net income for one calendar quarter. Under the same conditions, the preferred stock shall have liquidation rights the same as common stock.

Series  2000-A  Eight  Percent  Convertible  Note

     We have issued two Series 2000-A Eight Percent Convertible Notes in the aggregate face amount of $1,000,000. The notes were issued $705,882.35 to Triton Private Equities Fund, LP. and $294,117.65 to Eiger Companies, Ltd. We sold the $1,000,000 face amount Notes for an aggregate of $250,000 in cash gross proceeds to Go Online as well as cancellation of a Series 1999-A Eight Percent Convertible Note in the original principal amount of $538,462. The Notes can presently be converted at 95% of the average closing bid prices of our common stock in the prior 20 trading days.

     The Notes require an interest payment of 8% per annum on the face amount, which we may pay in cash or in free trading common stock.

Transfer  Agent

     The transfer agent for the common stock is ComputerShare Transfer and Trust Company, 12039 West Alameda Parkway, Z-2, Lakewood, Colorado 80228.

                               SELLING STOCKHOLDER

     The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. Assuming all the shares registered below are sold by the selling stockholders, none of the selling stockholders will continue to own any shares of our common stock.

     The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.


--------------------- ----------------- -------------- -------------- ------------ --------------- ----------- ---------------
                                            Total
                             Total Shares Percentage
                      of Common Stock     of Common      Shares of                                  Beneficial   Percentage
                       Issuable Upon       Stock,      Common Stock     Beneficial Percentage of   Owner-ship    of Common
                       Conversion of      Assuming      Included in     Ownership   Common Stock    After the   Stock Owned
        Name             Notes and          Full        Prospectus     Before the   Owned Before    Offering   After Offering
                        Warrants(2)     Conversion(2)       (1)         Offering      Offering        (3)           (3)
--------------------- ----------------- -------------- -------------- ------------ --------------- ----------- ---------------
                                                            Up to
Laurus Master Fund,                                     74,100,000
Ltd.                     37,850,000        27.63%        shares of     5,205,805       4.99%           --            --
                                                       common stock
--------------------- ----------------- -------------- -------------- ------------ --------------- ----------- ---------------

--------------------- ----------------- -------------- -------------- ------------ --------------- ----------- ---------------

         The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares which the selling stockholder has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the convertible preferred stock is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.

(1) Because the number of shares of common stock issuable upon conversion of the convertible note is dependent in part upon the market price of the common stock prior to a conversion, the actual number of shares of common stock that will be issued upon conversion will fluctuate daily and cannot be determined at this time. However the selling stockholder has contractually agreed to restrict its ability to convert or exercise its warrants and receive shares of our common stock such that the number of shares of common stock held by it and its affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock. As a result of the contractual agreement not to exceed 4.99% beneficial ownership, the selling stockholder does not believe it is a control person as defined in the Securities Exchange Act of 1934 or is required to file a Schedule 13D.

(2) Assumes a conversion price of $0.024. Includes 1,600,000 shares of common stock underlying warrants that are currently exercisable. In accordance with rule 13d-3 under the securities exchange act of 1934,Laurus Capital Management, L.L.C. may be deemed a control person of the shares owned by such entity. David Grin and Eugene Grin are the principals of Laurus Capital Management, L.L.C.

(3)      Assumes that all securities registered will be sold.

                              PLAN OF DISTRIBUTION

         The selling stockholder may, from time to time, sell any or all of their shares of common stock on any stock exchange, market, or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. There is no assurance that the selling stockholder will sell any or all of the common stock in this offering. The selling stockholder may use any one or more of the following methods when selling shares:

o Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers.

o Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction.

o        An exchange distribution following the rules of the applicable exchange

o        Privately negotiated transactions

o        Short sales or sales of shares not previously owned by the seller

o        A combination of any such methods of sale any other lawful method

The selling stockholder may also engage in:

o Short selling against the box, which is making a short sale when the seller already owns the shares.

o Other transactions in our securities or in derivatives of our securities and the subsequent sale or delivery of shares by the stockholder.

o Pledging shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer to sell the pledged shares.

         Broker-dealers engaged by the selling stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from selling stockholder in amounts to be negotiated. If any broker-dealer acts as agent for the purchaser of shares, the broker-dealer may receive commission from the purchaser in amounts to be negotiated. The selling stockholder do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         Penny Stock Rules

         Our common shares are subject to the "penny stock" rules that impose additional sales practice requirements should because our common shares are below $5.00 per share. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of the common shares and must have received the purchaser's written consent to the transaction prior to the purchase. The "penny stock" rules also require the delivery, prior to the transaction, of a risk disclosure document mandated by the Securities and Exchange Commission relating to the penny stock market. The broker-dealer must also disclose:

o the commission payable to both the broker-dealer and the registered representative,
o        current quotations for the securities, and
o if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market.

         Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

         These rules apply to sales by broker-dealers to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse), unless our common shares trade above $5.00 per share. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell our common shares, and may affect the ability to sell the common shares in the secondary market as well as the price at which such sales can be made. Also, some brokerage firms will decide not to effect transactions in "penny stocks" and it is unlikely that any bank or financial institution will accept "penny stock" as collateral.

         Underwriter Status

         The selling stockholder and any broker-dealers or agents that are involved in selling the shares may be considered to be "underwriters" within the meaning of the Securities Act for such sales. An underwriter is a person who has purchased shares from an issuer with a view towards distributing the shares to the public. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be considered to be underwriting commissions or discounts under the Securities Act.

         Because the selling shareholders are deemed "underwriters" within the meaning of Section 2(11) of the Securities Act, they will be subject to the prospectus delivery requirements.

         We are required to pay all fees and expenses incident to the registration of the shares in this offering. However, we will not pay any commissions or any other fees in connection with the resale of the common stock in this offering. We have agreed to indemnify the selling shareholders and their officers, directors, employees and agents, and each person who controls any selling shareholder, in certain circumstances against liabilities, including liabilities arising under the Securities Act. Each selling shareholder has agreed to indemnify us and our directors and officers in certain circumstances against certain liabilities, including liabilities arising under the Securities Act.

         If the selling stockholder notifies us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

         We have agreed with the selling stockholder to keep this registration statement continuously effective under the Securities Act of 1933 until such date as is the earlier of (x) the date when all of the securities covered by such Registration Statement have been sold or (y) the date on which the securities may be sold without any restriction pursuant to Rule 144(k) as determined by our counsel.


                         DETERMINATION OF OFFERING PRICE

     The price at which the common stock is sold may be based on market prices prevailing at the time of sale, at prices relating to such prevailing market prices, or at negotiated prices.

                                  LEGAL MATTERS

     Certain legal matters have been passed upon for us by Sichenzia Ross Friedman Ference LLP, New York, NY.

                                     EXPERTS

     The consolidated financial statements of Go Online Networks Corporation included in Go Online Networks Corporation's Annual Report (Form 10-KSB) for the years ended December 31, 2001, have been audited by Miller & McCollom, certified public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements have been incorporated herein by reference, in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.


                  CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

Effective April 29, 2002, our board of directors dismissed Miller & McCollom as our independent auditors and approved the engagement of Weinberg & Company, P.A. as our independent auditors for the fiscal year ended December 31, 2002 to replace Miller & McCollom. The decision to change auditors was approved by the full board of directors of Go Online. We did not consult with Weinberg on any matters prior to their retention.

         The reports of Miller & McCollom on our financial statements for the fiscal years ended December 31, 2001, and 2000, and the related statements of operations, stockholder's equity and cash flows for the two years then ended did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles, except as relating to the Registrant's ability to continue as a going concern.

         Since the date of Miller & McCollom's engagement and during the most recent fiscal year and any subsequent interim period, there were no disagreements with Miller & McCollom on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of Miller & McCollom would have caused Miller & McCollom to make reference to the matter in their report.

         The Registrant has provided a copy of this disclosure to its former accountants, and the Registrant requested that the former accountants furnish the Registrant with a letter addressed to the Securities and Exchange Commission stating whether they agree with the statements made by the Registrant, and, if not, stating the respects in which they do not agree.



                       WHERE YOU CAN FIND MORE INFORMATION

     We file reports and other information with the U.S. Securities and Exchange Commission. You may read and copy any document that we file at the SEC's public reference facilities at 450 Fifth Street N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for more information about its public reference facilities. Our SEC filings are also available to you free of charge at the SEC's web site at http://www.sec.gov.

     Copies of publicly available documents that we have filed with the SEC can also be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     This prospectus is a part of the registration statement that we filed on Form SB-2 with the SEC. The registration statement contains more information about us and our common stock than this prospectus, including exhibits and schedules. You should refer to the registration statement for additional information about us and the common stock being offered in this prospectus. Statements that we make in this prospectus relating to any documents filed as an exhibit to the registration statement or any document incorporated by reference into the registration statement may not be complete and you should review the referenced document itself for a complete understanding of its terms.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the small business issuer according to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

                          GO ONLINE NETWORKS CORPORATION
                          AND CONSOLIDATED SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 2002
                                 --------------
                                   (UNAUDITED)


                            ASSETS
                            ------
CURRENT ASSETS
Cash and cash equivalents. . . . . . . . . . . . .  $    500,938
Accounts receivable, net of allowance
   for doubtful accounts of $7,647 . . . . . . . .       302,404
Inventories. . . . . . . . . . . . . . . . . . . .     1,296,085
Prepaid expenses and other current assets. . . . .         4,404
Deferred refurbishing expenses . . . . . . . . . .       108,885
                                                    -------------
Total Current Assets . . . . . . . . . . . . . . .     2,212,716
                                                    -------------

OTHER ASSETS
Property and equipment, net of
   accumulated depreciation of $318,974. . . . . .       116,602
Other assets - deposits. . . . . . . . . . . . . .        82,711
Deferred financing costs . . . . . . . . . . . . .       119,551
                                                    -------------
Total Other Assets . . . . . . . . . . . . . . . .       318,864
                                                    -------------


TOTAL ASSETS . . . . . . . . . . . . . . . . . . .  $  2,531,580
                                                    =============

           LIABILITIES AND STOCKHOLDERS' DEFICIENCY
           ----------------------------------------

CURRENT LIABILITIES:
Accounts payable and accrued expenses. . . . . . .  $  2,339,842
Accrued interest payable . . . . . . . . . . . . .       374,349
Accrued lease obligations. . . . . . . . . . . . .         9,450
Advance from and accrued
   expenses due to officer . . . . . . . . . . . .       374,083
Current portion of convertible notes
   and debentures. . . . . . . . . . . . . . . . .     1,805,000
Advances payable . . . . . . . . . . . . . . . . .       950,000
Notes payable. . . . . . . . . . . . . . . . . . .       156,191
                                                    -------------
Total Current Liabilities. . . . . . . . . . . . .     6,008,915

CONVERTIBLE NOTES AND DEBENTURES,
NET OF CURRENT PORTION . . . . . . . . . . . . . .       750,000
                                                    -------------

TOTAL LIABILITIES. . . . . . . . . . . . . . . . .     6,758,915

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' DEFICIENCY
Series A Convertible Preferred Stock,
   $0.001 par value, 10,000,000 shares authorized,
   3,728,333 outstanding . . . . . . . . . . . . .         3,728
Series B Convertible Preferred Stock,
   $100 par value, 2000 shares authorized,
   2000 outstanding. . . . . . . . . . . . . . . .       200,000
Common stock, $0.001 par value,
   200,0000,000 shares authorized,
   105,853,968 shares issued and outstanding . . .       105,854
Outstanding common stock warrants. . . . . . . . .        30,000
Additional paid in capital . . . . . . . . . . . .    11,023,866
Accumulated deficit. . . . . . . . . . . . . . . .   (15,590,783)
                                                    -------------
Total Stockholders' Deficiency . . . . . . . . . .    (4,227,335)
                                                    -------------

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIENCY . .  $  2,531,580
                                                    =============


     The accompanying notes are an integral part of the condensed consolidated financial statements.

                         GO ONLINE NETWORKS CORPORATION
                          AND CONSOLIDATED SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                 -----------------------------------------------
                                   (UNAUDITED)

                                                For the Three     For the Three
                                                Months Ended      Months Ended
                                                March 31, 2002    March 31, 2001
                                                ----------------  ----------------

REVENUES
Sales and other revenue. . . . . . . . . . . .  $     3,796,505   $       800,470

Less: cost of goods sold . . . . . . . . . . .        2,999,239           752,693
                                                ----------------  ----------------

Gross profit . . . . . . . . . . . . . . . . .          797,266            47,777
                                                ----------------  ----------------

OPERATING EXPENSES
Amortization and depreciation. . . . . . . . .           21,115            30,211
Rent . . . . . . . . . . . . . . . . . . . . .           44,411            22,758
Legal and professional fees. . . . . . . . . .          180,936             9,898
Contract services, salaries and
   payroll taxes . . . . . . . . . . . . . . .          241,102           101,484
General and administrative . . . . . . . . . .          119,611            54,278
                                                ----------------  ----------------
Total Operating Expenses . . . . . . . . . . .          607,175           218,629
                                                ----------------  ----------------

INCOME (LOSS) FROM OPERATIONS. . . . . . . . .          190,091          (170,852)
                                                ----------------  ----------------

OTHER INCOME (EXPENSE)
Interest expense . . . . . . . . . . . . . . .          (79,312)          (61,372)
Other income (expense) . . . . . . . . . . . .            4,149                 -
                                                ----------------  ----------------
                                                        (75,163)          (61,372)
                                                ----------------  ----------------

NET INCOME (LOSS) FROM
CONTINUING OPERATIONS. . . . . . . . . . . . .          114,928          (232,224)

DISCONTINUED OPERATIONS:
Loss from discontinued operations. . . . . . .                -          (577,796)
                                                ----------------  ----------------

NET INCOME (LOSS). . . . . . . . . . . . . . .  $       114,928   $      (810,020)
                                                ================  ================

INCOME (LOSS) PER COMMON SHARE - BASIC . . . .  $           .00   $          (.01)
                                                ================  ================

INCOME (LOSS) PER COMMON SHARE - DILUTED . . .  $           .00   $          (.01)
                                                ================  ================

WEIGHTED AVERAGE SHARES OUTSTANDING - BASIC. .      103,436,156        89,183,308
                                                ================  ================

WEIGHTED AVERAGE SHARES OUTSTANDING - DILUTED.      200,249,176        89,183,308
                                                ================  ================



     The accompanying notes are an integral part of the condensed consolidated financial statements.

                         GO ONLINE NETWORKS CORPORATION
                          AND CONSOLIDATED SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                 -----------------------------------------------
                                   (UNAUDITED)

                                                                        For the Three     For the Three
                                                                        Months Ended      Months Ended
                                                                        March 31, 2002    March 31, 2001
                                                                        ----------------  ----------------
CASH FLOWS FROM
OPERATING ACTIVITIES:
Net income (loss). . . . . . . . . . . . . . . . . . . . . . . . . . .  $       114,928   $      (810,020)
Adjustments to reconcile net income
   (loss) to net cash provided by (used in)
   operating activities:
Amortization and depreciation. . . . . . . . . . . . . . . . . . . . .           21,115           110,892
Amortization of deferred financing costs . . . . . . . . . . . . . . .           19,005                 -
Write-off of equipment . . . . . . . . . . . . . . . . . . . . . . . .            2,349                 -
Provision for doubtful accounts. . . . . . . . . . . . . . . . . . . .            3,191                 -
Beneficial conversion of common
   and preferred shares. . . . . . . . . . . . . . . . . . . . . . . .           32,922                 -
Stock issued in lieu of salaries . . . . . . . . . . . . . . . . . . .           97,064                 -
Stock issued for services. . . . . . . . . . . . . . . . . . . . . . .          144,376           294,047
(Increase) in accounts receivable. . . . . . . . . . . . . . . . . . .          (72,161)          (96,458)
(Increase) in inventory. . . . . . . . . . . . . . . . . . . . . . . .         (379,268)         (279,134)
(Increase) decrease in prepaid expenses
   and other current assets. . . . . . . . . . . . . . . . . . . . . .           (1,648)            1,546
(Increase) in deferred refurbishing
   expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          (55,003)                -
(Increase) in other assets - deposits. . . . . . . . . . . . . . . . .          (50,000)                -
Increase in accounts payable and
   accrued expenses. . . . . . . . . . . . . . . . . . . . . . . . . .          422,924           373,492
Increase in accrued interest payable . . . . . . . . . . . . . . . . .           59,560                 -
                                                                        ----------------  ----------------
Net Cash Provided By (Used In)
   Operating Activities. . . . . . . . . . . . . . . . . . . . . . . .          359,354          (405,635)
                                                                        ----------------  ----------------

CASH FLOWS FROM
INVESTING ACTIVITIES:
Investments in equipment . . . . . . . . . . . . . . . . . . . . . . .                -             6,035
                                                                        ----------------  ----------------
Net Cash Provided By
   Investing Activities. . . . . . . . . . . . . . . . . . . . . . . .                -             6,035
                                                                        ----------------  ----------------

CASH FLOWS FROM
FINANCING ACTIVITIES:
Repayment on loan from officer . . . . . . . . . . . . . . . . . . . .          (33,305)                -
Advances payable . . . . . . . . . . . . . . . . . . . . . . . . . . .                -           375,000
Payment on leases. . . . . . . . . . . . . . . . . . . . . . . . . . .           (5,029)                -
                                                                        ----------------  ----------------
Net Cash (Used In) Provided
   By Financing Activities . . . . . . . . . . . . . . . . . . . . . .          (38,334)          375,000
                                                                        ----------------  ----------------

NET INCREASE (DECREASE) IN CASH. . . . . . . . . . . . . . . . . . . .          321,020           (24,600)

CASH - BEGINNING OF PERIOD . . . . . . . . . . . . . . . . . . . . . .          179,918            43,332
                                                                        ----------------  ----------------

CASH - END OF PERIOD . . . . . . . . . . . . . . . . . . . . . . . . .  $       500,938   $        18,732
                                                                        ================  ================

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITY:

Common stock issued for payment
   on convertible debt . . . . . . . . . . . . . . . . . . . . . . . .  $        87,114   $             -
                                                                        ================  ================




     The accompanying notes are an integral part of the condensed consolidated financial statements.

                         GO ONLINE NETWORKS CORPORATION
                          AND CONSOLIDATED SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
              ----------------------------------------------------
                                   (UNAUDITED)

NOTE  1     SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES  AND  ORGANIZATION
-------     -----------------------------------------------------------------

The condensed consolidated financial statements included herein have been prepared by Go Online Networks Corporation, (the "Company") without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted as allowed by such rules and regulations. Go Online Networks Corporation believes that the disclosures are adequate to make the information presented not misleading. It is suggested that these financial statements be read in conjunction with the December 31, 2001 audited consolidated financial statements and the accompanying notes thereto included in the Company's 10-KSB. While management believes the procedures followed in preparing these financial statements are reasonable, the accuracy of the amounts are in some respect's dependent upon the facts that will exist, and procedures that will be accomplished by Go Online Networks Corporation later in the year.

The management of Go Online Networks Corporation believes that the accompanying unaudited condensed consolidated financial statements contain all adjustments (including normal recurring adjustments) necessary to present fairly the operations and cash flows for the periods presented. All material inter-company accounts have been eliminated in consolidation.

NOTE  2     OPERATIONS  OF  THE  COMPANY  AND  BASIS  OF  PRESENTATION
-------     ----------------------------------------------------------

During the quarter ended December 31, 2001, the Company divested all of its internet holdings and is focusing its entire corporate resources on developing its computer services division.

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplates continuation of the Company as a going concern. The Company has a working capital deficiency of $3,796,199, an accumulated deficit of $15,590,783 and a stockholders' deficiency of $4,227,335. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plan to continue in operation is to continue to attempt to raise additional debt or equity capital until such time the Company is able to generate sufficient operating revenue.

In view of these matters, realization of certain of the assets in the accompanying financial statements is dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to meet its financial requirements, raise additional capital, and the success of its future operations. Management believes that its ability to raise additional capital provides the opportunity for the Company to continue as a going concern.

                         GO ONLINE NETWORKS CORPORATION
                          AND CONSOLIDATED SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
              ----------------------------------------------------
                                   (UNAUDITED)


NOTE  3     ISSUANCE  OF  STOCK
-------     -------------------

During the three months ended March 31, 2002, the Company issued 6,293,852 shares of its common stock for services, salaries and payment towards accrued interest on its convertible debt. Included in the amount above, the Company issued 1,935,876 shares to holders of its Series A Convertible Debentures representing a total payment of approximately $87,000 on the accrued interest payable on the Debentures. Fair value of the common stock issued during the three months ended totaled approximately $238,875.

During the three months ended March 31, 2002, the Company issued 3,065,000 shares of its Series A Convertible Preferred Stock for services and salaries. Included in the total Series A Convertible Preferred Stock issued was 2,500,000 issued to a financial public relations services firm representing a total payment of approximately $75,000. Fair value of the preferred stock issued during the three months ended totaled approximately $122,600.

NOTE  4     STOCKHOLDERS'  EQUITY
-------     ---------------------

On February 27, 2002, the maturity date of $645,882 principal amount of Series A Convertible Debentures was extended to January 1, 2003. In consideration for the extension, the Company issued warrants for the purchase of 1,000,000 shares of Company stock at $0.05 per share until February 22, 2007.

NOTE  5     SEGMENT  REPORTING
-------     ------------------

The Company's business is organized, managed and internally reported as a single segment. All revenues except of immaterial amounts are derived from computer refurbishment in the United States.

                         GO ONLINE NETWORKS CORPORATION
                          AND CONSOLIDATED SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
              ----------------------------------------------------
                                   (UNAUDITED)


NOTE  6     BASIC  AND  DILUTED  EARNINGS  PER  SHARE
-------     -----------------------------------------

Basic and diluted earnings per share for the three months ended March 31, 2002 are computed as follows:

                                                                     For the Three Months Ended
                                                                                    March 31
                                                                                  2002         2001
                                                           ---------------------------  ------------
Basic:
Net income (loss) . . . . . . . . . . . . . . . . . . . .  $                   114,928  $  (810,020)
                                                           ===========================  ============

Weighted average shares outstanding . . . . . . . . . . .                  103,436,156   89,183,308
                                                           ===========================  ============
Basic earnings (loss) per share . . . . . . . . . . . . .  $                      0.00  $     (0.01)
                                                           ===========================  ============
Diluted:
Net income (loss) . . . . . . . . . . . . . . . . . . . .  $                   114,928  $  (810,020)
Interest expense add back . . . . . . . . . . . . . . . .                       79,312            -
                                                           ---------------------------  ------------
Adjusted net income (loss). . . . . . . . . . . . . . . .  $                   194,240  $  (810,020)
                                                           ---------------------------  ------------

Weighted average shares outstanding . . . . . . . . . . .                  103,436,156   89,183,308
Plus:
Conversion of preferred stock - Series A to common stock.                    1,582,833            -
Conversion of preferred stock - Series B to common stock.                    5,882,353            -
Conversion of debt to common stock. . . . . . . . . . . .                   89,277,246            -
Dilutive effect of outstanding options. . . . . . . . . .                       70,588            -

Diluted weighted average common shares. . . . . . . . . .                  200,249,176   89,183,308
                                                           ===========================  ============
Diluted earnings per share. . . . . . . . . . . . . . . .  $                      0.00  $     (0.01)
                                                           ===========================  ============




NOTE  7     SUBSEQUENT  EVENT
-------     -----------------

On April 9, 2002, the Company issued 1,379,310 shares of common stock to holders of its Series A Convertible Debentures representing a total payment of approximately $40,000 on the principal and accrued interest of the Debentures.

                         Independent Accountants' Report




Board of Directors
Go Online Networks, Inc.

         We have audited the accompanying consolidated balance sheets of Go Online Networks, Inc. as of December 31, 2001 and December 31, 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended December 31, 2001 and December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

         We conducted our audit in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the account principles used and significant estimates made by management, as well as evaluating the overall financial statement presentations. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Go Online Networks, Inc. as of December 31, 2001 and December 31, 2000 and the consolidated results of its operations, stockholders' equity, and its cash flows for the years ended December 31, 2001 and December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

         The accompanying financial statements have been prepared assuming that the company will continue as a going concern. As described in Note 1, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubts about its ability to continue as a going concern. Management's plan to continue in operations is contained in Note 1 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Miller and McCollom

MILLER AND MCCOLLOM
Certified Public Accountants
4350 Wadsworth Boulevard, Suite 300
Wheat Ridge, Colorado 80033


March 2, 2002, except for Note 13,which is as of April 24, 2002.

                          INDEX TO FINANCIAL STATEMENTS




                         GO ONLINE NETWORKS CORPORATION
                          AND CONSOLIDATED SUBSIDIARIES

                              FINANCIAL STATEMENTS

                                      with

               REPORTS OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


                                                                                              Page

   Report of Independent Certified Public Accountants                                         F-2

   Financial Statements:

            Balance Sheets                                                                    F-3

            Statements of Operations                                                          F-4

            Statement of Stockholders' (Deficit)                                           F-5 to F-6

            Statements of Cash Flows                                                          F-7

            Notes to Financial Statements                                                 F-8 to F-20



                         GO ONLINE NETWORKS CORPORATION
                          AND CONSOLIDATED SUBSIDIARIES
                           Consolidated Balance Sheets

                                     ASSETS

                                                                                                    December 31,
                                                                                      ------------------- -- -------------------
                                                                                             2001                   2000
                                                                                      -------------------    -------------------
Current assets
   Cash and cash equivalents                                                                  179,918     $           43,332
   Accounts receivable, net of allowance for doubtful accounts
     of $5,652 in 2001 and $1,703 in 2000                                                     233,434                 61,241
   Inventories                                                                                916,817                127,961
   Prepaid expenses and other current items                                                     2,757                  7,370
   Deferred refurbishing expenses                                                              53,882                     --
   Accounts receivable-Retronics, Inc. (Note 7)                                                    --                     --
                                                                                      -------------------    -------------------

         Total current assets                                                               1,386,808                239,904

Designs and trademarks - net of accumulated amortization
   of $30,536 in 2000                                                                              --                 19,464
Property and equipment, net of accumulated depreciation of
   $297,860 in 2001 and $814,253 in 2000                                                      140,066                652,017
Other assets - deposits                                                                        32,711                 22,485
Goodwill - net of amortization of  $83,393 in 2000 (Note 6)                                        --                938,047
Deferred financing costs                                                                      138,556                     --
                                                                                      -------------------    -------------------

         Total assets                                                                       1,698,141     $        1,871,917
                                                                                      ===================    ===================

LIABILITIES AND STOCKHOLDERS' (DEFICIT)

Current liabilities
   Accounts payable and accrued expenses                                                    1,916,919     $          705,987
   Accrued interest payable                                                                   403,738                154,188
   Notes payable (Note 9)                                                                     154,356                143,643
   Advances from and accrued expenses due to officer (Note 2)                                 407,388                388,144
   Accrued lease obligations                                                                   14,479                 35,794
   Current portion of convertible notes and debentures                                        784,118              1,000,000
   Advances payable                                                                           950,000                950,000
                                                                                      -------------------    -------------------

         Total current liabilities                                                          4,630,998              3,377,756

Convertible notes and debentures net of current portion (Note 10 and 11)                    1,770,882                550,000
                                                                                      -------------------    -------------------

         Total liabilities                                                                  6,401,880              3,927,756
                                                                                      -------------------    -------------------

Commitments and contingencies
   (Notes 1,6,7,9,10,11,13,14,15,17 and 18)                                                        --                     --

Stockholders' (deficit): (Notes 1,3,4 and 18)
   Series A Convertible Preferred Stock, $0.001 par value,
     10,000,000 shares authorized, 663,333 outstanding                                            663                    663
   Series B Convertible Preferred Stock, $100 par value,
     2,000 shares authorized, 2,000 shares issued and
     outstanding                                                                              200,000                200,000
   Common stock $0.001 par value, 200,000,000 shares authorized,
     99,560,116 and 86,260,393 shares issued at December 31, 2001,
     and 2000 respectively                                                                     99,560                 86,260
   Outstanding common stock warrants                                                           30,000                 30,000
   Paid in capital                                                                         10,671,749              9,925,554
   Accumulated (deficit)                                                                  (15,705,711)           (12,298,316)
                                                                                      -------------------    -------------------

         Total stockholders' (deficit)                                                     (4,703,739)            (2,055,839)
                                                                                      -------------------    -------------------

                  Total liabilities and stockholders' (deficit)                             1,698,141     $        1,871,917
                                                                                      ===================    ===================

                 The accompanying notes are an integral part of
                                these statements.

                      Consolidated Statements of Operations

                                                                                          Year Ended December 31,
                                                                                -------------------- -- --------------------
                                                                                       2001                    2000
                                                                                                        (Restated - Note 1)
                                                                                --------------------    --------------------

Sales and other revenues                                                                5,425,391    $          725,664
Refurbishing fee income                                                                   703,164                72,932
                                                                                --------------------    --------------------
                                                                                        6,128,555               798,596
                                                                                --------------------    --------------------

     Less:  Cost of goods sold                                                          4,890,953               653,097
     Less:  Cost of refurbishing                                                          760,739                80,225
                                                                                --------------------    --------------------
                                                                                        5,651,692               733,322
                                                                                --------------------    --------------------
Gross Profit                                                                              476,863                65,274
                                                                                --------------------    --------------------
Expenses:
     Amortization                                                                         188,991                83,393
     Depreciation                                                                          95,372                21,422
     Rent                                                                                 148,222                85,375
     Legal and professional fees                                                          269,178               469,994
     Contract services, salaries and payroll taxes                                        710,157               729,271
     Other                                                                                492,362               170,291
                                                                                --------------------    --------------------
          Total expenses                                                                1,904,282             1,559,746
                                                                                --------------------    --------------------
(Loss) from continuing operations                                                      (1,427,419)           (1,494,472)

Other income and expense:
     Interest income                                                                           --                     4
     Interest expense                                                                    (323,834)             (165,122)
     Write off of goodwill (Note 6)                                                      (749,055)                   --
     Expense for public reporting                                                              --              (450,000)
     Debenture financing expenses                                                         (42,628)                   --
                                                                                --------------------    --------------------

(Loss) from continuing operations                                                      (2,542,936)           (2,109,590)
                                                                                --------------------    --------------------

Discontinued operations: (Note 16)
     (Loss) from discontinued operations                                                 (544,939)           (1,288,490)
     (Loss) on disposal of discontinued operations                                       (319,520)                   --
                                                                                --------------------    --------------------

Net (loss)                                                                   $         (3,407,395)   $       (3,398,080)
                                                                                ====================    ====================

(Loss) per common share from continuing operations                           $                       $                (.03)
                                                                                (.03)
                                                                                ====================    ====================
(Loss) per common share from discontinued operations                         $                       $                (.01)
                                                                                (.01)
                                                                                ====================    ====================
Total (loss) per common share                                                $                       $                (.04)
                                                                                (.04)
                                                                                ====================    ====================
Weighted number of shares outstanding                                                  92,910,230            83,621,312
                                                                                ====================    ====================


                 The accompanying notes are an integral part of
                                these statements.

                         GO ONLINE NETWORKS CORPORATION
                          AND CONSOLIDATED SUBSIDIARIES
                Consolidated Statement of Stockholders' (Deficit)

                                                   Series A Convertible         Series B Convertible
                                                     Preferred Stock               Preferred Stock              Common Stock
                                              -----------    -----------    -----------   -----------   -----------    -----------
                                                   Shares       Amount          Shares       Amount       Shares          Amount
                                              -----------    -----------    -----------   -----------   -----------    -----------
Balance at December 31, 1999 (Restated) ...       499,333    $       499           --     $      --      75,181,843    $    75,182
Common stock issued for the ...............          --             --             --            --
   acquisition of Westlake Capital
   Corporation and related services .......          --             --             --            --       4,275,000          4,275
Common stock issued for cash ..............          --             --             --            --       2,500,000          2,500
Common stock issued for consulting services       150,000            150           --            --       1,735,000          1,735
Common stock issued to company officer
   in lieu of salary ......................          --             --             --            --       2,740,000          2,740
Common stock issued to settle lawsuit .....        30,000             30           --            --            --             --
Common stock returned in connection with
   sale of Auctionomics, Inc. .............          --             --             --            --        (937,500)          (938)
Issuance of warrants ......................          --             --             --            --            --             --
Preferred stock conversion ................       (16,000)           (16)          --            --          16,000             16
Common stock issued for the acquisition
   of Digital West ........................          --             --            2,000       200,000       750,000            750
Loss for the year ended December 31, 2000 .          --             --             --            --            --             --
                                              -----------    -----------    -----------   -----------   -----------    -----------

Balance at December 31, 2000 ..............       663,333            663          2,000       200,000    86,260,393         86,260

Common stock issued for debt conversion ...          --             --             --            --       2,527,767          2,527
Common stock issued for services ..........          --             --             --            --      10,771,956         10,773
Issuance of warrants for financing ........          --             --             --            --            --             --
Issuance of warrants to employee ..........          --             --             --            --            --             --
Loss for the year ended December 31, 2001 .          --             --             --            --            --             --
                                              -----------    -----------    -----------   -----------   -----------    -----------

Balance December 31, 2001 .................       663,333    $       663          2,000   $   200,000    99,560,116    $    99,560
                                              ===========    ===========    ===========   ===========   ===========    ===========

                 The accompanying notes are an integral part of
                                these statements.

                         GO ONLINE NETWORKS CORPORATION
                          AND CONSOLIDATED SUBSIDIARIES
                Consolidated Statement of Stockholders' (Deficit)

                                                        Common Stock                                            Total
                                                          Warrants              Paid-in                     Stockholders'
                                                    Shares        Amount        Capital       (Deficit)       (Deficit)
                                              ------------   ------------   ------------   ------------    ------------
Balance at December 31, 1999 (Restated) ...           --     $       --     $  7,860,891   $ (8,900,236)   $   (963,664)
Common stock issued for the ...............           --             --
   acquisition of Westlake Capital
   Corporation and related services .......           --             --          698,225           --           702,500
Common stock issued for cash ..............           --             --          247,500           --           250,000
Common stock issued for consulting services           --             --          614,620           --           616,505
Common stock issued to company officer
   in lieu of salary ......................           --             --          298,660           --           301,400
Common stock issued to settle lawsuit .....           --             --           10,470           --            10,500
Common stock returned in connection with
   sale of Auctionomics, Inc. .............           --             --              938           --              --
Issuance of warrants ......................        750,000         30,000           --             --            30,000
Preferred stock conversion ................           --             --             --             --              --
Common stock issued for the acquisition
   of Digital West ........................           --             --          194,250           --           395,000
Loss for the year ended December 31, 2000 .           --             --             --       (3,398,080)     (3,398,080)
                                              ------------   ------------   ------------   ------------    ------------

Balance at December 31, 2000 ..............        750,000         30,000      9,925,554    (12,298,316)     (2,055,839)

Common stock issued for debt conversion ...           --             --          117,473           --           120,000
Common stock issued for services ..........           --             --          529,578           --           540,351
Issuance of warrants for financing ........           --             --           79,144           --            79,144
Issuance of warrants to employee ..........           --             --           20,000           --            20,000
Loss for the year ended December 31, 2001 .           --             --             --       (3,407,395)     (3,407,395)
                                              ------------   ------------   ------------   ------------    ------------
                                              ------------   ------------   ------------   ------------    ------------

Balance December 31, 2001 .................        750,000   $     30,000   $ 10,671,749   $(15,705,711)   $ (4,703,739)
                                              ============   ============   ============   ============    ============

                 The accompanying notes are an integral part of
                                these statements.

                         GO ONLINE NETWORKS CORPORATION
                          AND CONSOLIDATED SUBSIDIARIES
                      Consolidated Statements of Cash Flows

                                                                                        Year Ended December 31,
                                                                                        -----------------------
                                                                                    2001                        2000
                                                                                                        (Restated - Note 1)
                                                                           -----------------------     -----------------------
Operating activities:
   Net loss                                                            $            (3,407,395)    $           (3,398,080)
   Adjustments to reconcile net (loss) to
     net cash provided by (used in) operations:
       Depreciation and amortization                                                   473,355                    719,056
       Write off of goodwill                                                           749,055                         --
       Loss on disposition of kiosk division                                           319,520                         --
       Loss on sale of property                                                          6,643                         --
       (Increase) in accounts receivable                                              (172,193)                   (62,944)
       (Increase) in inventory & deferred refurbishing                                (842,738)                  (127,961)
       Increase in accounts payable                                                  1,458,411                    200,588
       Increase (decrease) in unearned revenue                                              --                   (120,000)
       Common stock issued for services                                                639,495                    928,405
       Other                                                                            15,638                      9,642
                                                                           -----------------------     -----------------------

Net cash (used in) operating activities                                               (760,209)                (1,824,509)
                                                                           -----------------------     -----------------------

Investing activities:
   Investment in designs, trademarks and equipment                                        (862)                  (610,892)
   Investment in goodwill and other assets                                                  --                   (955,250)
   Proceeds from sale of assets                                                            500                         --
   Investment in note receivable                                                      (100,000)                        --
                                                                           -----------------------     -----------------------

Net cash (used in) investing activities                                               (100,362)                (1,566,142)
                                                                           -----------------------     -----------------------

Financing activities:
   Repayment of notes and advances                                                          --                   (277,841)
   Proceeds from notes and advances payable                                            997,157                  3,400,303
   Common stock issued for cash                                                             --                    250,000
   Other                                                                                    --                     35,600
                                                                           -----------------------     -----------------------

Net cash provided by financing activities                                              997,157                  3,408,062
                                                                           -----------------------     -----------------------

Net increase in cash and cash equivalents                                              136,586                     17,411

Cash and cash equivalents, beginning of year                                            43,332                     25,921
                                                                           -----------------------     -----------------------

Cash and cash equivalents, end of year                                 $               179,918     $               43,332
                                                                           =======================     =======================

Interest paid                                                          $                61,000     $              165,122
Income taxes paid                                                                           --                         --

Non-cash financing and investing activities:
   Conversion of preferred stock to common stock                                            --                         16
   Conversion of debentures to common stock                            $               120,000     $                   --
   Warrants received for sale of assets                                                133,333                         --

                 The accompanying notes are an integral part of
                                these statements.

                         GO ONLINE NETWORKS CORPORATION
                          AND CONSOLIDATED SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000


Note 1 - Summary of Significant Accounting Policies

Organization and Principles of Consolidation

The consolidated financial statements of Go Online Networks Corporation (the "Company") (formerly Jones Naughton Entertainment, Inc.) and consolidated subsidiaries include the accounts of Go Online Networks Corporation, incorporated in Colorado on October 20, 1987, and reincorporated in Delaware effective September 14, 1999, and its subsidiaries AMS Acquisition Corp. ("AMS"), incorporated in Nevada on June 2, 1998; and Digital West Marketing, Inc., ("Digital") which was acquired by the Company on August 31, 2000, and Westlake Capital Corp. (Westlake) acquired January 20, 2000 for the purpose of facilitating the Company becoming a reporting company with the Securities and Exchange Commission. No assets were acquired as part of the Westlake transaction. The acquisition of Westlake was accounted for as a purchase and as a "reverse acquisition." The Company's investment in Auctionomics, Inc., which was incorporated on June 8, 1999, was sold during May 2000. The Internet sales and consulting businesses of AMS were terminated during 2001. During December 2001, the computer kiosk business was disposed of as disclosed in Note 16. AMS and Auctionomics were 75% owned subsidiaries of Go Online Networks Corporation. The Company is principally in the computer and related product refurbishing businesses. All material inter-company accounts have been eliminated in the consolidation. The Company has selected December 31 as its year-end.

Restatement of Financial Statements as of December 31, 1999 and 2000

The balance of deficit and total stockholders' deficit included in the Consolidated Statement of Stockholders' (Deficit) at December 31, 1999 has been increased by $890,000 from that disclosed in prior published financial statements due to an increase in stock-based compensation which had not been accounted for previously.

The statements of operations and cash flows for the year ending December 31, 2000 have been restated from prior published statements resulting from the discontinuance of the Company's internet sales and consulting business, and computer kiosk business. Accordingly, revenues, growth profit, and expenses have been significantly reduced in the statement of operations and now reflect principally the computer refurbishing business only. The net results of those discontinued operations have been summarized separately in the statements of operations. Similarly, the statement of cash flows for the year ended December 31, 2000 has been restated to give effect to changes in classification of certain items.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

                         GO ONLINE NETWORKS CORPORATION
                          AND CONSOLIDATED SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000


Note 1 - Summary of Significant Accounting Policies (continued)

Basis of Presentation - Going Concern

The accompanying financial statements have been prepared in conformity with principles generally accepted in the United States, which contemplates continuation of the Company as a going concern. However, the Company has suffered recurring losses from operation has a net capital deficiency, that raise substantial doubts about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Management's plan to continue in operations is to raise additional debt or equity capital until such time the Company is able to generate sufficient operating revenue.

In view of these matters, realization of certain of the assets in the accompanying financial statements is dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to meet its financial requirements, raise additional capital, and the success of its future operations. Management believes that its ability to raise additional capital provides the opportunity for the Company to continue as a going concern.

Cash and Cash Equivalents

The Company considers cash on hand, cash in banks, certificates of deposit, time deposits, and U.S. government and other short-term securities with maturities of three months or less when purchased as cash and cash equivalents.

Fair Value of Financial Instruments

Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 107 ("SFAS 107"), Disclosure About Fair Value of Financial Instruments. SFAS 107 requires disclosure of fair value information about financial instruments when it is practicable to estimate that value. The carrying amount of the Company's cash and cash equivalents, accounts receivable, prepaid expenses and other current expenses, deferred refurbishing cost, and the current portions of notes and debentures payable approximate their estimated fair values due to their short-term maturities.

Earnings Per Share

Basic earnings per share is computed by dividing net income (loss) available to common stockholders by weighted average number of common shares outstanding. Diluted earnings per share is not shown because it would be anti-dilutive.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined using the specific identification method for computer systems and average cost for all other types on inventory.

Costs incurred to refurbish unsold computer systems, including parts and labor, are shown as deferred refurbishing costs.

                         GO ONLINE NETWORKS CORPORATION
                          AND CONSOLIDATED SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000


Note 1 - Summary of Significant Accounting Policies (continued)

Equipment

The Company carries its investment in equipment, consisting principally of office equipment and computer refurbishing equipment, at cost net of accumulated depreciation. Depreciation is computed based on the useful life of the equipment over a period of three to ten years on a straight-line basis for both financial reporting and income tax purposes. Equipment at December 31, 2000 included computer access kiosks that were sold during 2001.

Segment Information

The Company's business is organized, managed and internally reported as a single segment. All revenues except of immaterial amounts are derived from computer refurbishment in the United States.

Goodwill

The Company recorded goodwill in connection with the acquisition of Digital. During the fourth quarter of 2001, the Company wrote off the balance of the carrying value of the goodwill. (See note 6)

Stock Issued for Services

The Company has issued stock to certain individuals and companies for services. The market value of the shares issued was recorded as an expense in the accompanying financial statements.

Stock-Based Compensation Plans

The Company accounts for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related Interpretations and elects the disclosure option of SFAS No. 123 "Accounting for Stock-Based Compensation". Accordingly, compensation cost for stock options is measured as the excess, if any, of the fair value of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock. The Company also records stock compensation expense for any options issued to non-employees using the fair value method prescribed in SFAS 123.

Income Taxes

The Company, as of December 31, 2001, had approximately $15,600,000 of net operating loss carryovers that expire in years through 2021. A change in ownership of more than 50% of the Company may result in the inability of the company to utilize the carryovers. As of December 31, 2001, the Company had deferred tax assets of approximately $4,710,000 related to the net operating loss carryovers. A valuation allowance has been provided for the total amount since the amounts, if any, of future revenues necessary to be able to utilize the carryovers are uncertain.

                         GO ONLINE NETWORKS CORPORATION
                          AND CONSOLIDATED SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000

Note 1 - Summary of Significant Accounting Policies (continued)

Preferred Stock

The Company has outstanding 663,333 shares of Series A Preferred Stock. Each share of Series A Preferred Stock is convertible into one share of Common Stock at the option of the holder. The Series A Preferred Stock votes on equal per share basis with the Common Stock, and is eligible to receive equivalent dividends to the shares of Common Stock. In the event of a liquidation of the Company, the Series A Preferred Stock has a liquidation preference of the number of shares plus 8% from the time of issuance.

The Company has outstanding 2000 shares of Series B $100 Principal Amount Preferred Stock. Upon the event that Digital reports positive net income for one calendar quarter, the Series B shareholder will become entitled to receive dividends on the same per share basis as holders of Common Stock, have all voting rights and liquidation rights as a share of Common Stock, and the right to convert to Common Stock at a conversion price determined by an average closing price of the Common Stock for a period preceding conversion date.

Valuation of Long-Lived Assets

The Company periodically analyzes its long-lived assets for potential impairment, assessing the appropriateness of lives and recoverability of unamortized balances through measurement of undiscounted operating cash flows on a basis consistent with accounting principles generally accepted in the United States of America.

Revenue Recognition and Warranties

Most of the Company's sales are of used products that are sold "as is" for a fixed price, FOB shipping point. Accordingly, revenue is recognized at the time of shipment and which are predominantly cash sales. Products are sold without warranties except for manufacturers warranties.

Advertising

The Company expenses advertising costs as incurred and the total amounts for 2001 and 2000 were not material.

Dividends

The Company paid no dividends in 2000 or 2001.

Reclassifications

Certain reclassifications have been made to previously reported statements to conform to the Company's current financial statement format.

                         GO ONLINE NETWORKS CORPORATION
                          AND CONSOLIDATED SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000


Note 2 - Advances and Accrued Expenses - Related Party

The Company's chief executive officer has loaned various amounts to the Company, and the officer has unpaid compensation due him. The balances, as of December 31, 2001, were $311,388 in loans and $96,000 in unpaid compensation. The balances were $307,144 and $48,000, respectively, as of December 31, 2000.

On June 26, 2000, the Company issued 2,740,000 shares of its common stock to its chief executive officer, valued at approximately $.11 per share and totaling $301,485, representing his unpaid compensation through June 30, 2000. On July 13, 2000, the Company issued 480,000, at $.10 per share in payment of six months compensation.

During 2000, the Company received cash in connection with loans payable amounting to $250,000. The loans were guaranteed by the Company's chief executive officer pledging 1,500,000 shares of the Company's common stock that was given up by the officer in 2000 under a voluntary foreclosure.

Note 3 - Issuance of Common Stock

During 2000, in connection with the acquisition of Westlake described in Note 1, the Company issued 3,000,000 shares to the shareholders of Westlake. An additional 1,275,000 shares were issued as payment of legal and consulting services in connection with the acquisition.

Additional shares were issued during the year ending December 31, 2000, including 2,500,000 shares sold for cash, 1,735,000 shares issued for legal and consulting services, 2,740,000 shares were issued to the Company's chief executive officer as described in Note 2, 16,000 shares were issued by conversion of 16,000 shares of the Company's Series A Convertible Preferred Stock and 750,000 shares were issued in the acquisition of Digital. The Company had 937,500 shares of its common stock returned to it in connection with the sale of its interest in Auctionomics, Inc.

During 2001, the Company issued 2,527,767 shares in exchange for conversion of convertible debentures and 10,771,956 shares for services.

A total of 2,528,930 shares were issued during 2001 to a person who was a Company officer for a portion of the year. Of the amount issued to the former officer, 1,368,930 shares were issued for consulting services accrued at December 31, 2000 prior to the person becoming an officer.

Note 4 - Issuance of Series A Preferred Stock

During 2000, the Company issued 150,000 shares of its Series A Preferred Stock to a group of individuals for consulting services.

The Company, in 2000, issued 30,000 shares of its stock in connection with a settlement of an outstanding lawsuit, in which the Company paid $12,500 in addition to the issuance of the Series A Preferred Stock.

                         GO ONLINE NETWORKS CORPORATION
                          AND CONSOLIDATED SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000


Note 5 - Risks and Uncertainties, Concentration of Business

The Company's source of computers for the purpose of refurbishing represents in excess of 95% of the Company's total revenue.

The Company's customers and vendors are principally in the U.S.A. and with a significant concentration in California. Since the Company's business is principally in computer related activities, this concentration of operations results in an inherent risk and uncertainty.

Note 6 - Acquisition of Digital West Marketing, Inc.

On August 31, 2000, the Company acquired all of the outstanding stock of Digital. Thereafter, Digital became a wholly owned subsidiary. The acquisition, for accounting purposes, was treated as a purchase. In consideration for acquiring the stock, the Company paid $825,000 and these monies were utilized to pay prior indebtedness, accounts payable, and accrued expenses. In addition, the Company issued 750,000 restricted shares of its common stock, a warrant to purchase an aggregate of 750,000 shares of the Company's common stock for a period of two years at $.022 per share. The restricted common stock issued was recorded at 90% of the Company's direct market value as of the date of issuance. The Company also issued 2,000 shares of its newly authorized Series B. $100 Principal Amount Preferred Stock. Subsequent to the acquisition date, the parties modified the agreement to account for items including cash, inventory, and accounts payable assumed to reflect a corrected interpretation of their agreement.

The Company accounted for the acquisition of the common stock of Digital as a purchase. The detailed accounting for the assets and liabilities included by the acquisition reflecting Goodwill, as modified, as described in the preceding paragraph, and is as follows:

Assets acquired:
     Inventory                                                    $    155,578
     Prepaid expenses                                                   15,435
     Deposits                                                           33,493
     Office furniture                                                   58,775
     Office equipment                                                   34,177
     Computer equipment                                                 55,699
     Lab furniture & fixtures                                            6,903
     Warehouse equipment                                                26,194
     Machinery & equipment                                              15,441
     Lab equipment                                                     256,294

     Accumulated depreciation                                         (200,088)
     Miscellaneous                                                       1,044
     Goodwill                                                        1,021,440
                                                                     ---------
              Total                                           $      1,480,385

                         GO ONLINE NETWORKS CORPORATION
                          AND CONSOLIDATED SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000


Note 6 - Acquisition of Digital West Marketing, Inc. (continued)

Less liabilities assumed:
     Expenses assumed                                                   20,000
     Lease obligations assumed                                          43,846
     Accounts payable assumed                                           10,961
     Inventory accounts payable                                        155,578
                                                                       -------
              Total                                                    230,385
                                                                       -------
Net cost of acquisition                                       $      1,250,000
                                                                     =========



The acquisition payments are as follows:
     Common stock issued                                      $        195,000
     Series B preferred stock issued                                   200,000
     Warrants to buy common stock issued                                30,000
     Cash paid                                                         825,000
                                                                       -------

Total acquisition costs                                       $      1,250,000
                                                                     =========

The Company recorded goodwill in the acquisition of Digital of $1,021,440, which was being amortized over five years.

During December 2001, the Company determined, in accordance with SFAS 121, that the value of goodwill was impaired. Accordingly, the Company has written off the unamortized portion. During November 2001, the Company terminated the employment of Digital's president, and, the subsidiary has continued to show losses. Certain portions of the subsidiary's business, prior to acquisition, has been discontinued. In view of the Company's need to raise additional capital, to continue as a going concern, management believes that there is no continuing value to the goodwill recorded at the time of the subsidiary's acquisition.

Note 7 - Accounts Receivable - Retronics, Inc. - Related Party

The Company's subsidiary, Digital, has made sales to a company controlled by Digital's former President, who was terminated in November 2001. Such sales, made prior to termination, total $1,657,618 and $288,632 during 2001 and 2000, respectively, represent approximately 31% and 36% of Digital's total sales. The sales for 2001 represented the amounts sold to November 5, 2001 that represents the sales made prior to Digital's former president prior to his termination. Retronics, Inc. owes the Company for amounts paid by the Company that should have been paid by Retronics, Inc. The accompanying financial statements include a valuation reserve provision for the entire account receivable of approximately $132,000.

                         GO ONLINE NETWORKS CORPORATION
                          AND CONSOLIDATED SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000


Note 8 - Impairment of Long-Lived Assets

In accordance with SFAS 121, the Company has made an assessment that its investments in Internet kiosk machines were impaired at December 31, 2000. Consequently, the Company reduced its value as of December 31, 2000 to an estimated net realizable value. A total of $311,493 has been included as an expense in the accompanying statement of operation for the year ending December 31, 2000. During December 2001, the Company disposed of its kiosk machines and is no longer in this segment of the business.

Note 9 - Notes Payable and Accrued Interest

The Company had two notes payable outstanding from loans made in 1995 for $49,500 and $52,500 respectively bearing interest at 7% per annum. The lenders have the right to demand payment in full on the notes and failure to pay on demand would increase the interest rate to 18% per annum. The lenders have the right to convert the notes to common stock at a rate of $.125 per share. The balances payable, including interest, at December 31, 2001 are $79,412 and $74,994, respectively. The balances payable, including interest, at December 31, 2000, were $73,899 and $69,744, respectively.

Note 10 - Issuance of Series 2000-A Eight Percent Convertible Notes

Effective January 10, 2000, the Company entered into a Securities Purchase Agreement whereby the buyer agreed to buy from the Company $1,000,000 of its Series 2000-A Eight Percent (8%) Convertible Notes, maturing January 1, 2002, and payable in quarterly installments in arrears on March 31, June 30, September 30, and December 31, of each year during the term of the Note, with the first such payment to be made March 31, 2000. Accrual of interest may be payable either in cash or Common Stock at the holder's option. If interest is paid in Common Stock, the number of shares to be delivered in payment will be determined by taking the dollar amount of interest being paid divided by the average of the closing bid prices for the Common Stock for the ten trading days prior to the due date of such interest. The Notes are convertible into Common Stock, upon certain Registration, and for prices determined at various dates as defined in the agreement. The purchase price was $500,000 in cash and cancellation of the $538,462 of the convertible debentures outstanding as of December 31, 1999. During 2001, $120,000 of notes were converted to common stock.

The Company made interest payments of $61,000 during 2001. The unpaid accrued interest is shown in the accompanying financial statements as a current liability. The Company obtained an extension agreement for $645,882 of the $880,000 in notes, extending the maturity to January 1, 2003, which is shown as long term.

Note 11 - Convertible Debentures and Notes Payable

In September and November 2000, the Company sold an aggregate of $550,000 of convertible debentures payable with interest at 10%. The debentures mature during July 2002. The debentures are convertible into common stock of the Company at the lower of 60% of the average market closing price for the ten days prior to conversion or $.18 per share.

                         GO ONLINE NETWORKS CORPORATION
                          AND CONSOLIDATED SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000

Note 11 - Convertible Debentures and Notes Payable (continued)

On January 12, 2001 the Company issued a convertible note for $375,000, due January 12, 2003 with interest payable quarterly at 10% per annum. Interest is payable in cash or in common stock at the holder's option and shall commence on January 12, 2001, and continue until the outstanding principal amount has been paid or duly provided for. The note is exchangeable in denominations of not less than $50,000 amounts at such times as requested by the holder at a conversion price for each share of common stock at $0.045 per share.

On May 3, 2001, the Company issued $500,000, eight percent convertible debentures due May 3, 2003. The debentures are convertible at the lower of eighty percent of the average of the ten lowest closing prices for the Company's common stock for the thirty trading days prior to the closing date of the issuance of the debentures (which was $0.0439 per share) or eighty percent of the average of the ten lowest closing bid prices for the Company's common stock for the sixty trading days prior to the conversion dates. Any individual holder of the convertible debentures cannot convert if the conversion would result in their holding more than 4.99 percent of the Company's issued and outstanding common stock. The convertible debenture is collateralized by 2,000,000 shares of the Company's common stock owned by the Company's president. In addition to the convertible debenture, the Company issued the holder a warrant to purchase 1,000,000 shares of common stock at 110 percent of the average of the three lowest closing bid prices of the ten closing bid prices of the Company's common stock, prior to closing on May 3, 2001. The warrant exercise is $0.06196 per share and are exercisable until May 3, 2006. The Company paid a $750 escrow fee, legal fees of $8,000 and a fee of $52,500 to a Fund Manager of the Fund acquiring the debentures.

On December 18, 2001, the Company issued a $250,000, 8% convertible note due December 18, 2003. The note is convertible into the common stock of the Company at a purchase price of $0.0344. In addition, the Company was given a common stock purchase warrant to purchase 600,000 shares of the Company's common stock at an adjustable purchase price, currently $0.34 per share.

The debentures and notes included herein and the Series 2000-A 8% convertible notes described in the preceding Note 10 are summarized as follows:

Series 2000-A Convertible debenture 8%, due January 1, 2003 and
    March 2, 2002 .............................................   $  880,000
Convertible debenture payable, 10%, due July 2002 .............      550,000
Convertible note payable 10%, due January 12, 2003 ............      375,000
Convertible note payable, 8%, due May 3, 2003 .................      500,000
Convertible note payable, 8%, due December 18, 2003 ...........      250,000
                                                                  ----------
             Total ............................................   $2,555,000
Less current portion ..........................................      784,118
                                                                  ----------
             Total long term notes and debentures .............   $1,770,882
                                                                  ==========

                         GO ONLINE NETWORKS CORPORATION
                          AND CONSOLIDATED SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000


Note 12 - Sale of Auctionomics, Inc.

Effective June 10, 1999, the Company entered into a stock purchase agreement whereby the Company acquired 75% ownership of Auctionomics, Inc. a Nevada corporation, by issuing common stock of the Company and warrants for the purchase of the Company's common stock. Auctionomics, Inc. did not become an operating company, and during 2000 the Company sold its interest by receiving back certain of its common stock and $140,000 in cash. The Company recorded a gain of $139,280 based upon the cash consideration only. The statement of operations for the year ending December 31, 2000 have been restated to include the gain from the sale as a reduction in the loss from discontinued operations.

Note 13 - Stock-Based Compensation and Stock Option Plan

Stock Option Plan

The company has a Nonstatutory Stock Option Plan and an Incentive Stock Option Plan, effective November 15, 2000 through December 31, 2009. The plan is administered by the board of directors. Under the plans, the company may grant options up to 5% of the outstanding stock at December 31 of the preceding year (4,313,020 for 2001). The exercise price is 50% to 110% of the fair market value of the company's stock on the date of grant. The board of directors, with certain additional restrictions, may fix terms and vesting.

Stock options

As permitted by FASB Statement No. 123, Accounting for Stock-Based Compensation, the Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25) and related interpretations in accounting for its employee option plans. Under APB 25, compensation expenses are recognized at the time of option grant if the exercise price of the Company's employee stock option is below the fair market value of the underlying common stock on the date of the grant.

The Company's Board of Directors has granted non-qualified stock options and warrants to officers, directors, employees and investors of the Company. The following is a summary of activity under these stock option plans for the years ended December 31, 2001 and 2000.

                                                                                 Non-employee              Weighted
                                                                                    Options                Average
                                                            Employee                  and                  Exercise
                                                            Options                Warrants                 Price
                                                       -------------------    ---------------------    -----------------
   Options Outstanding, December 31, 1999                    1,250,000                  126,560     $              .28
      Granted                                                  650,000                       --     $              .45
      Exercised                                                     --                       --                  --
      Cancelled                                               (100,000)                      --     $             (.32)
                                                       -------------------    ---------------------    -----------------

   Options Outstanding, December 31, 2000                    1,800,000                  126,560     $              .36
      Granted                                                  250,000                1,600,000     $              .07
      Exercised                                                     --                       --                  --
      Cancelled                                             (1,800,000)                (126,560)    $             (.36)
                                                       -------------------    ---------------------    -----------------
   Options Outstanding, December 31, 2001                      250,000                1,600,000     $              .07
                                                       ===================    =====================    =================

                         GO ONLINE NETWORKS CORPORATION
                          AND CONSOLIDATED SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000


Note 13 - Stock Based Compensation - Stock Options (continued)

For all options granted during 2000, the weighted average fair value of the grants at market was $.30. The fair value of the 650,000 options issued above and below market was calculated to be $156,251. For all options and warrants granted in 2001, the weighted average fair value of the grants at market was $.05. The fair value of the 1,850,000 options and warrants issued above market was calculated to be $86,154. The weighted average remaining life of all options and warrants as of December 31, 2001, was approximately 2.8 years. At December 31, 2001, all options were fully vested and exercisable.

If not previously exercised, options outstanding at December 31, 2001, will expire as follows:

                                      Range of Exercise Prices          Weighted Average            Number of
            Year ending                                                  Exercise Price              Shares
          December 31,
                                     High                Low
   ---------------------------     ------------      --------------    --------------------       --------------
              2003              $     .22          $     .22           $     .22                      250,000
              2004              $     .03          $     .03           $     .03                      600,000
           Thereafter           $     .06          $     .06           $     .06                    1,000,000
                                                                                                  --------------
                                                                                                   1,850,000
                                                                                                  ==============

Pro Forma Stock-Based Compensation Disclosures

The Company applies APB Opinion 25 and related interpretations in accounting for its stock options and warrants which are granted to employees. Accordingly, compensation cost of $20,000 has been recognized for grants of options to employees since the exercise prices were less than the fair value of the Company's common stock on the grant dates. Had compensation cost been determined based on an estimate of the fair value consistent with the method of SFAS No. 123 at the grant dates for awards under those plans, the Company's net loss and loss per share would have been increased to the pro forma amounts indicated below.

                                                                            Year Ended December 31,
                                                                            -----------------------
                                                                         2001                     2000
                                                                  --------------------     -------------------
   Net loss applicable to common stockholders
        As reported                                            $      (3,407,395)       $     (3,398,080)
        Pro forma                                                     (3,458,563)             (3,398,080)
   Net loss share applicable to common stockholders
        As reported                                            $         (.04)          $        (.05)
        Pro forma                                                        (.04)                   (.05)

The pro forma net loss is restated from previously published financial statements resulting from a reduction of the pro forma adjustment of $146,710. The reduction gives effect to a decrease of outstanding options for 4,000,000 shares of stock previously shown as granted in 2001. The options were recorded in error because the board of directors had not approved their issuance.

                         GO ONLINE NETWORKS CORPORATION
                          AND CONSOLIDATED SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000

Note 13 - Stock Based Compensation (continued)

The fair value of each employee option and warrant granted in 2001 and 2000 was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

                                                                Year Ended December 31,
                                                                -----------------------
                                                           2001                          2000
                                                 --------------------------    --------------------------
            Expected volatility                            199%                          215%
            Risk-free interest rate                        2.96%                         5.75%
            Expected dividends                              --                            --
            Expected terms (in years)                       2.9                           2.0

Note 14 - Recent Accounting Pronouncements

In June of 1999, the FASB issued Statement of Accounting Standards No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize as derivatives as either assets or liabilities on the balance sheet at their value. This statement, as amended by SFAS 137, is effective for financial statements for all fiscal quarters to all fiscal years beginning after June 15, 2000. The Company does not expect the adoption of this standard to have a material impact on its results of operations, financial position or cash flows, as the Company currently does not engage in any derivative or hedging activities.

In December 1999, the Securities and Exchange Commission (the "SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements" which provides additional guidance in applying generally accepted accounting principles to revenue recognition in financial statements. Subsequently, the SEC issued SAB 101B which delayed the implementation date of SAB 101 for registrants with fiscal years that begin between December 16, 1999 and March 15, 2000, which required the Company to be in conformity with the provisions of SAB 101, as amended by SAB 101B, no later than the fourth quarter of the year 2000. The Company adopted SAB 101 during the fourth quarter of 2000. The Company believes that the adoption of SAB 101, as amended by SAB 101B, has not had material effect on the financial position, results of operations or cash flows of the Company for the years ended December 31, 2001 and 2000.

 Note 15 - Lease Obligations

The Company and its subsidiaries have entered into various office and facility leases. The leases are generally subject to a base rent with varying increase provisions as provided for in the leases. Future base rent commitments, during the years ended December 31 under the leases are as follows:

        2002     $  164,232
        2003        138,446

                         GO ONLINE NETWORKS CORPORATION
                          AND CONSOLIDATED SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000


Note 16 - Disposal of Kiosk Business and Related Assets

During December 2001, the Company sold its kiosk business and related assets. Consideration received included a warrant in the amount of $100,000 allowing the Company to convert the $100,000 warrant into common stock of the entity that acquired the kiosk business and assets. The warrant is convertible into the number of shares of common stock of the entity based on exchanging the $100,000 for common shares at 75% of market value at any time after December 18, 2001. The Company recorded the value of the warrants at $133,333. In addition to receiving the warrants, the Company loaned the buyer $100,000 and included a financing charge of $50,000 for a total of $150,000. The loan is a convertible note, convertible to common stock on the same basis as the warrants listed above, with interest at 8% and matures June 30, 2002. Because of the financial condition of the buyer, the Company has impaired the value of the warrants in their entirety and provided an allowance for collectibility of the note for $100,000. The remaining $50,000 financing charge has reduced the deferred financing costs obtained in connection with the acquisition of the funds used to make the loan. The $233,000 impairment and allowance have been included in the accompanying Statement of Operations as a part of the loss on disposal of discontinued operations.

Note 17 - Contingent Liability

During November 2001, the Company terminated the employment of Digital's President. At the time of termination, there were approximately 22 months remaining on his employment agreement. The former President of Digital has, subsequent to December 31, 2001, filed litigation against the Company and its CEO for various matters related to his termination of employment. The complaint does not specify alleged damages. The Company and its legal council believe that there was substantial cause for termination and intends to aggressively defend the litigation. A contingency exists with respect to this matter, the ultimate resolution of which cannot presently be determined.

Note 18 - Subsequent Events

On January 9, 2002, the Company issued 925,000 shares of its common stock to an employee in accordance with his employment agreement at $0.05 per share totaling $46,500 representing his accrued compensation at December 31, 2001. On the same date, the Company issued 466,896 shares of the Company's stock converting a portion of Series A convertible debentures.

During January 2002, the Company issued 3,420,476 shares of its common stock for services rendered which had been accrued at December 31, 2001.

During February 2002, the Company entered into a contract with an organization, with which it had prior business experience, to provide investor relations services. The Company agreed to issue a retainer for 2,500,000 shares of a Series A preferred stock valued at $65,000. The agreement also provides that a finder's fee of 5% shall be provided in connection with any capital raised by the organization. The Series A preferred stock was issued March 1, 2002.

On February 27, 2002, the maturity date of $645,882 principal amount of Series A Convertible Debentures was extended to January 1, 2003. In consideration for the extension, the Company issued warrants for the purchase of 1,000,000 shares of Company stock at $0.05 per share until February 22, 2007.

                              PART II TO FORM SB-2

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The laws of the State of Delaware and our corporate bylaws provide for indemnification of our directors and officers for liabilities and expenses that they may incur while acting in such capacities. In general, our directors and officers are indemnified for actions they take in good faith and in a manner reasonably believed to be in, or not opposed to, our best interests. With respect to criminal actions or proceeds, they are indemnified if they had no reasonable cause to believe their actions were unlawful. In addition, their liability is limited by our Articles of Incorporation.

     We do not currently have a policy of directors and officers insurance.


ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth our estimated costs and expenses in connection with the offering other than commissions and discounts, if any.

          SEC Registration Fee                                   $   741.00
          Legal Fees and Expenses                                 30,000.00
          Accounting Fees and Expenses                             5,000.00
          Printing and Engraving Expenses                          1,000.00
          Miscellaneous                                           10,000.00
                                                                 ----------
             Total                                               $46,741.00
                                                                 ==========

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

     On January 5, 1999 we sold an aggregate of $121,500 face value convertible debenture to Y.L. Hirsch and Shalom Liebenthal, two accredited investors, in a private transaction without any public offering or solicitation under Rule 504 of Regulation D. The debentures were convertible at a discount into shares of our common stock at the discretion of the holders thereof. The two debentures were converted into an aggregate of 2,963,658 shares of common stock.

     On January 26, 1999, we issued 3,000,000 shares of common stock at a price of $.033 per share to Oriental New Investments, an accredited investor, in a private transaction without any public offering or solicitation under Rule 504 of Regulation D promulgated under the Securities Act, resulting in proceeds of $100,000.


     On January 26, 1999, we issued 285,714 shares of common stock at a price of $.035 per share to Joseph Lynde, an accredited investor, in a private transaction without any public offering or solicitation under Rule 504 of Regulation D promulgated under the Securities Act, resulting in proceeds of $10,000.

     On January 26, 1999, we issued 1,714,286 shares of common stock at a price of $.035 per share to Lightning Imports, an accredited investor, in a private transaction without any public offering or solicitation under Rule 504 of Regulation D promulgated under the Securities Act, resulting in proceeds of $60,000.

     On February 18, 1999, we sold an aggregate of $100,000 face value convertible debenture to Joshua Heimlich, an accredited investor, in a private transaction without any public offering or solicitation under Rule 504 of Regulation D. The debenture was convertible at a discount into shares of common stock of the Company at the discretion of the holder thereof. The entire debenture was converted into an aggregate of 1,949,991 shares of common stock.

     On March 15, 1999, we issued 2,000,000 shares of common stock at a price of $.05 per share to LaSalle Investments, an accredited investor, in a private transaction without any public offering or solicitation under Rule 504 of Regulation D promulgated under the Securities Act, resulting in proceeds of $100,000.

     On April 16, 1999, we issued 4,000,000 shares of common stock at a price of $.03125 per share to LaSalle Investments, an accredited investor, in a private transaction without any public offering or solicitation under Rule 504 of Regulation D promulgated under the Securities Act, resulting in proceeds of $125,000.

     On April 19, 1999, we issued 1,250,000 shares of common stock to Scott Claverie, an accredited investor and President of AMS Acquisition Corporation which develops and maintains our ShopGoOnline division, which shares were valued at $.275 per share. This issuance was completed through private discussions in connection with his engagement with the Company in accordance with Section 4(2) of the Securities Act.

     In June 1999, we issued 500,000 shares to Nathan A. Wolfstein and Harvey A. Turell, the two shareholders of Auctionomics, Inc., in connection with the acquisition of Auctionomics, Inc. by the Company. This issuance was completed through private discussions in connection with our acquisition of Auctionomics and consequently exempt under Section 4(2) of the Securities Act.

     On August 11, 1999, we issued 800,000 shares of common stock at a price of $.1125 per share to LaSalle Investments, an accredited investor, in a private transaction without any public offering or solicitation under Rule 504 of Regulation D promulgated under the Securities Act, resulting in proceeds of $90,000.

     In September 1999, we issued 200,000 shares of restricted common stock valued at $.42 and options to purchase 1,000,000 shares of common stock at $.50 per share to Patrick Rost in connection with a consulting agreement. This issuance was completed in private negotiations with Mr. Rost and accordingly exempt pursuant to Section 4(2) of the Securities Act.

     On September 8, 1999, we completed a reincorporation reorganization which resulted in all shareholders of Jones Naughton Entertainment, Inc., a Colorado corporation, effectively receiving a share of Go Online Networks Corporation, a Delaware corporation in accordance with a tax free reorganization and reincorporation. This issuance was exempt in accordance with Section 3(a)(8) of the Securities Act.

     On September 20, 1999, we sold a Convertible Note to Triton Private Equities Fund, L.P., an accredited investor, for $350,000. In connection with the sale of the Convertible Note, we issued warrants to purchase 175,000 shares at $.50 per share to Triton and warrants to purchase 17,500 shares at $.50 per share to Ganesh Ltd., an accredited investor and a finder in the transaction. This transaction was completed in private negotiations in accordance with
Section 4(2) of the Securities Act.

     On October 4, 1999, we issued 1,320,833 shares of common stock at a price of $.158 per share to Oriental New Investments, an accredited investor and a Colorado resident entity, in a private transaction without any public offering or solicitation under Rule 504 of Regulation D promulgated under the Securities Act, resulting in proceeds of $208,750.

     On October 6, 1999, we issued 208,333 shares of "restricted" common stock (as that term is defined under Rule 144 of the Securities Act) to Cutler Law Group and certain of its employees, the Company's legal counsel and an accredited investor, in a privately negotiated transaction in exchange for legal services rendered valued at $70,000. We relied upon Section 4(2) of the Securities Act for the issuance.

     On October 6, 1999, we issued 100,000 shares of "restricted" common stock (as that term is defined under Rule 144 of the Securities Act) to Fred Turner, the Company's litigation legal counsel and an accredited investor, in a privately negotiated transaction in exchange for legal services rendered valued at $30,000. We relied upon Section 4(2) of the Securities Act for the issuance.

     On January 10, 2000, we entered into an agreement with the shareholders of Westlake Capital Corporation (Westlake) pursuant to which 3,000,000 shares of newly issued common stock were given to those shareholders. The issuance was completed in connection with privately conducted negotiations with the limited number of Westlake shareholders without any public offering or solicitation and consequently exempt from registration pursuant to Rule 4(2) promulgated under the Securities Act of 1933, and all recipients were accredited investors.

     During January 2000, we issued 800,000 shares of common stock at $0.15 per share to Terry Seipelt, a consultant, for services in connection with the acquisition of Westlake mentioned above. In addition, we issued 433,333 to Cutler Law Group in payment of legal services. The issuances were completed in connection with privately negotiated transactions without any public offering or solicitation and consequently exempt from registration pursuant to Rule 4(2) promulgated under the Securities Act of 1933. All recipients were accredited investors.

     During January 2000, we sold 2,500,000 shares of its common stock for $250,000. The issuance was completed in connection with privately negotiated transactions without any public offering or solicitatation and consequently exempt from registration pursuant to Rule 4(2) and Rule 506 of Regulation D promulgated under the Securities Act of 1933. All recipients were accredited investors.

     On April 20, 2000, we issued 50,000 shares to Ralph Testa and 15,000 shares to Bridgett Browner, each of whom performed consulting services for us. Also on April 20l, 2000, we issued 60,000 shares to Mick Schumacher who performed accounting services for us. These shares were valued at $65,000 and were registered for resale in a Registration Statement on Form S-8.

     On May 19, 2000, we issued 250,000 shares to each of Harvey Turrell and Nathan Wolfenstein who performed consulting services for the Company. Also on May 19, 2000, we issued 60,000 shares to Cutler Law Group for legal services. These shares were valued at $162,400 and were registered for resale in a Registration Statement on Form S-8.

     On June 14, 2000, we sold an aggregate of $250,000 in aggregate principal amount of 10% Convertible Notes due June 14, 2002. These convertible notes were sold to SolInvest Group, Ltd. and MultiAsian Venture Limited, two accredited investors. The convertible notes are convertible into common stock at the lower of (i) 60% of the average closing price for the ten days prior to conversion or
(ii) $0.18 per share. This sale was completed in privately negotiated discussions without any public offering or solicitation in accordance with
Section 4(2) of the Securities Exchange Act of 1934, as amended.

     On June 26, 2000, we issued and delivered an aggregate of 2,740,000 shares to Joseph M. Naughton, Chief Executive Officer of the Company, in consideration for past due and unpaid salaries. These shares were issued in accordance with an agreement between us and Mr. Naughton and were valued at $0.11 per share. These shares were registered for resale in a Registration Statement on Form S-8.


     In July 2000, we sold an aggregate of $525,000 in aggregate principal amount of 10% Convertible Notes due July 2002. These convertible notes were sold to SolInvest Group, Ltd. and MultiAsian Venture Limited, two accredited investors. The convertible notes are convertible into common stock at the lower of (i) 60% of the average closing price for the ten days prior to conversion or
(ii) $0.18 per share. This sale was completed in privately negotiated discussions without any public offering or solicitation in accordance with
Section 4(2) of the Securities Exchange Act of 1934, as amended.

     In September 2000, we issued 150,000 shares of Series A Preferred Stock to Richard Walker (41,076 shares), Robert Sullivan (29,988 shares), Eric Horton (28,728 shares), Stuart Smith (18,774 shares), Todd Smith (7,434 shares), Travis Christ (7,500 shares) and Charterbridge Financial Group, Inc. (16,500 shares) for consulting activities. This sale by the Company was completed in privately negotiation transactions without any public offering or solicitation in accordance with Section 4(2) of the Securities Exchange Act of 1934, as amended.

     Effective September 5, 2000 in connection with the acquisition of Digital West Marketing, Inc., we issued (ii) 750,000 shares of our restricted common stock to Andrew Hart and (iii) 750,000 options to purchase shares of our restricted common stock to Andrew Hart at an exercise price of $0.22 per share for a period of two years. This sale was completed in a privately negotiated transaction accordance with Section 4(2) of the Securities Exchange Act of 1934, as amended.

     On September 25, 2000, we issued 800,000 shares of our common stock to Blaine Riley and 250,000 shares of our common stock to James Marione for consulting services. We also issued 150,000 shares of our common stock to Mick Schumacher for accounting services and 250,000 shares to Cutler Law Group for legal services. These shares were registered for resale in a Registration Statement on Form S-8.

     Effective December 31, 2000, we issued 1,000,000 shares of our common stock to William R. Wheeler for consulting services valued at $50,000. Also effective December 31, 2000 we issued 1,368,930 shares of our common stock to Mick Schumacher for accounting services valued at $68,446.52. Also effective December 31, 2000 we issued 1,100,000 shares of our common stock to Cutler Law Group for legal services valued at $55,000. These shares were registered for resale in a Registration Statement on Form S-8.

     Effective December 29, 2000, we issued 960,000 shares of our common stock to Joseph M. Naughton, President, in consideration for past due salary obligations valued at $48,000. These shares were registered for resale in a Registration Statement on Form S-8.

     On January 12, 2001, we issued a $1,000,000 face amount convertible promissory note due January 12, 2003 to Triton Private Equities Fund, L.P.. This note was revised in March 2001 to reflect $705,882.35 payable to Triton and $294,117.65 payable to Eiger Companies, LtdInterest is payable on the notes at the rate of ten percent per annum, with quarterly installments in arrears with the first payment payable March 31, and each quarter thereafter until paid. Interest is payable in cash or in common stock at the holder's option and shall commence on January 12, 2001 and continue until the outstanding principal amount has been paid or duly provided for. The note is exchangeable in denominations of not less than $50,000 amounts at such times as requested by the holder. The conversion price for each share of common stock shall be $0.045 per share. These notes were extended by mutual agreement in January 2001 and again in January 2002 until January 10, 2003. The sale of these convertible notes was completed in privately negotiated transactions without any public offering or solicitation in accordance with Section 4(2) of the Securities Act of 1933, as amended.

     On March 8, 2001, we issued 500,000 shares of our common stock Kerry Head, 500,000 shares of our common stock to Dick Walker and 192,000 shares of our common stock to Gary Stein, consultants for the Company. These shares were valued at $.07 per share. We also issued to Kerry Head, in connection with his consulting agreement, a warrant for 500,000 shares exercisable at $0.15 per share, a warrant for 500,000 shares exercisable at $0.25 per share and a warrant for 500,000 shares exercisable at $0.35 per share. These shares and the shares issuable upon exercise of the warrants were registered for resale in a Registration Statement on Form S-8.

     During the three months ended June 30, 2001, we issued 1,434,109 shares of our common stock to Triton Private Equities Fund L.P. and Eiger Companies, Ltd., holders of our Series A Convertible Debentures, representing a total payment of $75,000 on the principal of the Debentures. This issuance was completed in connection with conversion notices of the original convertible debentures.

     In May 2001, we entered into a securities purchase agreement with the Laurus Master Fund, Ltd. for the issuance of a $500,000 8% convertible debenture and 1,000,000 common stock purchase warrants in privately negotiated discussions in reliance on Section 4(2) of the Act and Rule 506. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $.06196. The commission for the transaction was 10% ($50,000) payable to Laurus Capital Management, LLC.

     On June 4, 2001, we issued 1,310,000 shares to Cutler Law Group for legal services valued at $.05 per share. We also issued 2,510,000 shares to Mick Schumacher for financial consulting and advisory and accounting services as well as salary debt relief valued at $.05 per share. We also issued 40,000 shares to Peter Nosek for consulting services valued at $.10 per share and 20,000 shares to Gary Stein for consulting services valued at $.10 per share. These shares were registered for resale in a Registration Statement on Form S-8.

     During the three months ended September 30, 2001, we issued 652,482 shares of our common stock to Triton Private Equities Fund L.P. and Eiger Companies, Ltd., holders of our Series A Convertible Debentures, representing a total payment of $30,000 on the principal of the Debentures. This issuance was completed in connection with conversion notices of the original convertible debentures.

     In December 2001, we entered into a securities purchase agreement with the Laurus Master Fund, Ltd. for the issuance of a $250,000 8% convertible debenture and 600,000 common stock purchase warrants in privately negotiated discussions in reliance on Section 4(2) of the Act and Rule 506. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $.034. The commission for the transaction was 10% ($25,000) payable to Laurus Capital Management, LLC.

     During the three months ended December 31, 2001, we issued 895,572 shares of our common stock to Triton Private Equities Fund L.P. and Eiger Companies, Ltd., holders of our Series A Convertible Debentures, representing a total payment of $30,000 on the principal of the Debentures. This issuance was completed in connection with conversion notices of the original convertible debentures.

     Effective December 31, 2001, we issued 1,510,476 shares of our common stock to Mick Schumacher for accounting services and salary debt relief valued at $.05 per share. Also effective December 31, 2001 we issued 750,000 shares of our common stock to Cutler Law Group for legal services valued at $.05 per share. Also effective December 31, 2001 we issued 1,000,000 shares to Gary Stines for consulting services relating to marketing and sales valued at $30,000. Finally also effective December 31, 2001 we issued 160,000 shares to Vic Covarubbias for bookkeeping services valued at $.05 per share. These shares were registered for resale in a Registration Statement on Form S-8.

ITEM 16. EXHIBITS

EXHIBITS


Exhibit  No.       Description
-----------         -----------

2.1 (1)            Agreement  and  Plan  of  Merger  of  Go  Online  Networks
                   Corporation,  a  Delaware  corporation, and Jones Naughton
                   Entertainment, Inc. a Colorado  corporation,  dated
                   September  8,  1999.
2.2 (1)            Certificate  of  Merger of Jones Naughton Entertainment, Inc.
                   into  Go  Online  Networks  Corporation,  dated
                   August  12,  1999.
2.3 (1)            Articles of Merger of Jones Naughton Entertainment, Inc.
                   with Go  Online  Networks  Corporation,  dated
                   September  8,  1999.
3.1 (1)            Articles  of  Incorporation  of Valencia Capital, Inc., filed
                   October  20,  1987.
3.2 (1)            Articles  of  Amendment  to  the Articles of Incorporation of
                   Valencia  Capital,  Inc.,  filed  February  7,  1991.
3.3 (1)            Articles  of  Amendment  to  the Articles of Incorporation of
                   Jones  Naughton  Entertainment,  Inc.,  filed  July 27, 1994.
3.4 (1)            Articles  of  Amendment  to  the Articles of Incorporation of
                   Jones  Naughton  Entertainment, Inc., filed July 28,  1994.
3.5 (1)            Certificate  of Designation for Jones Naughton Entertainment,
                   Inc.,  dated  June  8,  1994.
3.6 (1)            Bylaws  of  Jones  Naughton  Entertainment, Inc., as amended.
3.7 (1)            Certificate  of  Incorporation  of  Go  Online  Networks
                   Corporation,  dated  August  11,  1999.
3.8 (1)            Certificate  of  Designation  for  Go  Online  Networks
                   Corporation,  dated  August  13,  1999.
3.9 (1)            Bylaws  of  Go  Online  Networks  Corporation.
3.10 (1)           Articles  of  Incorporation  of AMS Acquisition Corp., filed
                   June  29,  1998.
3.11 (1)           Bylaws  of  AMS  Acquisition  Corp.
3.12 (8)           Articles  of Amendment to the Articles of Incorporation of Go
                   Online  Networks  Corporation,  filed  December  11,  2000.
5.1                    Opinion of Counsel
10.1 (1)           Agreement  and  Plan of Reorganization by and among Amerinet
                   Financial  Systems,  Inc.,  Jones  Naughton  Entertainment,
                   Inc.,  Real  Estate Television  Network,  Inc. and Amerinet,
                   Inc.,  dated  August  1996.
10.2 (1)           Stock  Purchase  Agreement  between  Amerinet  Financial
                   Services,  Inc.  and  Jones  Naughton  Entertainment,
                   Inc., dated October 1996.
10.3 (1)           Escrow Agreement between Jones Naughton Entertainment, Inc.,
                   Amerinet  Financial  Systems,  Inc.  and  MRC  Legal Services
                      Corporation, dated February 12, 1997
10.4 (1)           Form  of  Stock  Purchase  Agreement  between Jones Naughton
                   Entertainment,  Inc. and investors for 504 Stock Sales from
                   January 1997 through April  1999.
10.5 (1)           Escrow Agreement between Jones Naughton Entertainment, Inc.,
                   Michael  Rost  and  MRC  Legal  Services  Corp.,  dated
                   November  17,  1997.
10.6 (1)           Stock  Purchase  Agreement  between  Jones  Naughton
                   Entertainment,  Inc.  and  Joe  Lynde, dated
                   November  17,  1997.
10.7 (1)           Escrow Agreement between Jones Naughton Entertainment, Inc.,
                   Joseph  Lynde  and  MRC  Legal  Services  Corp.,  dated
                   November  17,  1997.
10.8 (1)           Stock  Purchase  Agreement  between  Jones  Naughton
                   Entertainment,  Inc.  and  David  Evans,  dated
                   November  17,  1997.
10.9 (1)           Escrow Agreement between Jones Naughton Entertainment, Inc.,
                   David  Evans  and  MRC  Legal  Services  Corp.,  dated
                   November  17,  1997.
10.10 (1)          Stock  Purchase  Agreement  between  Jones  Naughton
                   Entertainment,  Inc.  and Patricia L. Schonebaum IRA Account,
                   dated November 17, 1997.
10.11 (1)          Escrow  Agreement  between  Jones  Naughton  Entertainment,
                   Inc.,  Patricia  L.  Schonebaum  IRA Account and MRC Legal
                   Services Corp., dated November  17,  1997.
10.12 (1)          Stock  Purchase  Agreement  between  Jones  Naughton
                   Entertainment,  Inc.  and  Patricia  L.  Schonebaum,  dated
                   November  17, 1997.
10.13 (1)          Escrow  Agreement  between  Jones  Naughton  Entertainment,
                   Inc.,  Patricia  L.  Schonebaum and MRC Legal Services Corp.,
                   dated November 17, 1997.
10.14 (1)          Stock  Purchase  Agreement  between  Jones  Naughton
                   Entertainment,  Inc.  and  Joy  F.  Evans,  dated
                   November 17,  1997.
10.15 (1)          Escrow  Agreement  between  Jones  Naughton  Entertainment,
                   Inc., Joy F. Evans and MRC  Legal  Services Corp., dated
                   November 17, 1997.
10.16 (1)          Agreement  for  Purchase  and  Sale  of Assets between Sign
                   Products of America,  Inc. and Jones Naughton Entertainment,
                   Inc., dated March 1998.
10.17 (1)          Agreement  for  Purchase  and  Sale  of  Assets  between
                   Affiliated  Marketing  Services,  Inc. and AMS Acquisition
                   Corp., dated July 8, 1998.
10.18 (1)          Employment Agreement between AMS Acquisition Corp. and Paul
                   Hentschl  effective  July  8,  1998.
10.19 (1)          First  Company  Security  Agreement  in favor of Affiliated
                   Marketing  Services,  Inc.,  dated  July  8,  1998.
10.20 (1)          Company Security Agreement in favor of Paul Hentschl, dated
                   July  8,  1998.
10.21 (1)          Secured  Promissory  Note  payable  to Paul Hentschl, dated
                   July  8,  1998.
10.22 (1)          Agreement  for  Purchase  and  Sale  of  Assets between AMS
                   Acquisition  Corp.  and  Affiliated  Marketing Services,
                   Inc., dated January 11, 1999.
10.23 (1)          Addendum  to  Agreement  for  Purchase  and  Sale of Assets
                   between  AMS  Acquisition  Corp.  and Affiliated Marketing
                   Services, Inc., dated January  13,  1999.
10.24 (1)          Joint  Venture  Agreement  by  and  between  Jones Naughton
                   Entertainment,  Inc.  and  Scott  Claverie,  dated
                   February  26,  1999.
10.25 (1)          Employment  Agreement between Jones Naughton Entertainment,
                   Inc.  and  James  Cannon,  effective  April  12,  1999.
10.26 (1)          Stock  Exchange  Agreement  by  and  between Jones Naughton
                   Entertainment,  Inc.  and  Scott  Claverie,  dated
                   April  19,  1999.
10.27 (1)          Independent  Consultant  Agreement  between  Jones Naughton
                   Entertainment,  Inc.  and  Michael  Abelson,  effective
                   May  1,  1999.
10.28 (1)          Marketing  Agreement  between Jones Naughton Entertainment,
                   Inc.  and  PDQ  Internet  ,  dated  May  3,  1999.
10.29 (1)          Marketing  Agreement  between Jones Naughton Entertainment,
                   Inc.  and  ieXe,  dated  June  4,  1999.
10.30 (1)          Reorganization  and  Stock Purchase Agreement between Jones
                   Naughton  Entertainment,  Inc.  and  Auctionomics,  Inc.,
                   dated  June 10, 1999.
10.31 (1)          Consulting  Agreement  between Auctionomics, Inc. and WLTC,
                   LLT,  effective  June  10,  1999.
10.32 (1)          Vendor  Agreement  between  GoOn-line.com  and  5th  Avenue
                   Channel,  dated  June  1999.
10.33 (1)          Addendum  to  Reorganization  and  Stock Purchase Agreement
                   between Jones Naughton Entertainment, Inc. and Auctionomics,
                   Inc., dated June 25,  1999.
10.34 (1)           Form  of  Securities  Subscription  Agreement between Jones
                    Naughton  Entertainment,  Inc. and certain Investors for
                    3% Series A Convertible Debentures  due  July  30,  2000
10.35 (1)           Form of 3% Series A Convertible Debenture due July 30, 2000
10.36 (1)           Form  of  Escrow  Agreement  between  Jones  Naughton
                    Entertainment,  Inc., certain Investors, and
                    Edward H. Birnbaum, Esq., as escrow agent, for the Company's
                    3% Series A Convertible Debentures due July 30, 2000.
10.37 (1)           Employment  Agreement between Jones Naughton Entertainment,
                    Inc.  and  Jeffrey  F.  Reynolds, effective  August 9, 1999.
10.38 (1)           Office Lease between Jones Naughton Entertainment, Inc. and
                    eOfficeSuites,  Inc.  dated  August  12,  1999.
10.39 (1)           Consulting  and  Financial Services Agreement between Jones
                    Naughton  Entertainment,  Inc.  and  Patrick  M.  Rost dated
                    September 15, 1999.
10.40 (1)           Employment Agreement between AMS Acquisition Corp. and Matt
                    Herman, effective October 1, 1999.
10.41 (1            Lease  Proposal  for 5681 Beach Blvd., Buena Park, CA 90621
                    for  Jones  Naughton  Entertainment,  Inc.  dated
                    July  21,  1999.
10.42 (1)           Lease  Agreement  between  GoOn-Line.com  and  Design  Arts
                    Building  Associates  dated  April  29,  1999
10.43 (1)           Securities  Purchase  Agreement  between Go Online Networks
                    Corporation  and  Triton  Private  Equities Fund, L.P.,
                    dated September 20, 1999
10.44 (1)           Series 1999-A Eight Percent Convertible Promissory Note due
                    October 1, 2001 dated September 21, 1999 issued to Triton
                    Private Equities Fund, L.P.
10.45 (1)           Warrant  to  Purchase Common Stock dated September 21, 1999 issued  to  Triton  Private  Equities  Fund,  L.P.
10.46 (1)           Registration  Rights  Agreement  between Go Online Networks
                    Corporation  and  Triton  Private  Equities  Fund, L.P.
                    dated September 20, 1999
10.47 (1)           Escrow  Agreement  among  Go  Online  Networks Corporation,
                    Triton  Private  Equities Fund, L.P. and H. Glenn
                    Bagwell, Jr., as escrow agent, dated  as  of
                    September  20,  1999
10.48 (1)           Employment Agreement between AMS Acquisition Corp. and Scott
                    Claverie dated September 1, 1999.
10.49 (1)           Form  of  Site  Agreement
10.50 (1)           Agreement  between  Auctionomics,  Inc.  and  Classified
                    Auctions.com,  LLC
10.51 (1)           Agreement between Ingram Book Company and Go Online Networks
                    Corporation  dated  November  22,  1999
10.52 (1)           Agreement  between  LinkShare  Corporation  and  Go  Online
                    Networks  Corporation
10.53 (1)           Agreement  between Infotouch Technologies Corporation and Go
                    Online  Networks  Corporation  dated  June  22,  1999
10.54 (1)           Addendum to Employment Agreement for James Cannon
10.55 (2)           Consulting Agreement with Ralph Testa dated February 10,
                    2000
10.56 (2)           Consulting Agreement with Bridgett Browner dated
                    March 13, 2000
10.57 (3)           Consulting Agreement with Nathan Wolfstein dated May 10,
                    2000
10.58 (3)           Consulting Agreement with Harvey Turell dated May 10,
                    2000
10.59 (4)           Reorganization and Stock Purchase Agreement by and between
                    Go Online Networks Corporation and Auctionomics, Inc. dated
                    May 10, 2000
10.60 (5)           Amended and Restated Reorganization and Stock Purchase
                    Agreement between Go Online Networks Corporation, Digital
                    West and Andrew Hart dated August 4, 2000
10.61 (5)           Employment Agreement between Digital West Marketing, Inc.
                    and Andrew Hart dated August 31, 2000
10.62 (6)           Consulting Agreement with Blaine Riley dated August 24,
                    2000
10.63 (6)           Consulting Agreement with James Marione dated September 5,
                    2000

10.64 (7)           Reorganization Agreement GONT, Westlake and NetStrat
10.65 (7)           Reorganization Agreement GONT, Westlake and Amer
10.66 (8)           Consulting Agreement with William R. Wheeler dated January
                    4, 2001.
10.67 (9)           Form  of  Vendor  Agreement
10.68 (9)           Letter  Agreement  between  Panoscan,  Inc.  and  Go  Online
                    Networks  Corporation  dated  January  19,  2000.
10.70 (10)          Convertible  note issued to the Laurus Master Fund, Ltd. by
                    Go  Online  Networks  Corporation  dated  May  2001.
10.71 (10)          Securities  Purchase  Agreement between Laurus Master Fund,
                    Ltd. and Go Online Networks Corporation dated May 2001.
10.72 (10)          Common Stock Purchase Warrant for 1,000,000 shares issued to
                    Laurus Master Fund, Ltd. by Go Online Networks Corporation
                    dated May 2001.
10.73 (10)          Security  Agreement between Laurus Master Fund, Ltd. and Go
                    Online  Networks  Corporation  dated  May  2001.
10.74 (10)          Convertible  Note  issued to Laurus Master Fund, Ltd. by Go
                    Online  Networks  Corporation  dated  December  2001.
10.75 (10)          Securities  Purchase  Agreement between Laurus Master Fund,
                    Ltd. and Go Online Networks Corporation dated December 2001.
10.76 (10)          Common  Stock Purchase Warrant for 600,000 shares issued to
                    Laurus  Master Fund, Ltd. by Go Online Networks Corporation
                    dated December 2001.
10.77  (11)         Asset  Purchase  Agreement  dated  as  of  December 17, 2001 between Go Online Networks Corporation and ICOA, Inc.
10.78  (11)         Convertible  Note issued by ICOA, Inc. to Go Online Networks
                    Corporation  dated  December  17,  2001.
10.79  (11)         Common  Stock  Purchase  Warrant  issued by ICOA, Inc. to Go
                    Online  Networks  Corporation  dated  December  17,  2001.
10.80               Triton Note Extension
16.1     (12_           Change in Accountants
21 (7)              List  of  Subsidiaries
23.1                Consent of Miller & McCollom
23.2                Consent of Sichenzia Ross Friedman Ference LLP
                    (see exhibit 5)
------------------

1) Filed with Go Online's Form 10-KSB filed on March 29, 2000 for the period ended December 31, 1999.
2)      Filed with Go Online's Form S-8 Registration Statement filed on April
        20, 2000.
3)      Filed  with  Go Online's Form S-8 Registration Statement filed on May
        19, 2000.
4)      Filed  with  Go  Online's  Form  8-K  filed  on  May  25,  2000.
5)      Filed  with  Go  Online's  Form  8-K  filed  on  September  20,  2000.
6) Filed with Go Online's Form S-8 Registration Statement filed on September 21, 2000
7) Filed with Go Online's Registration Statement on Form S-4 filed on November 30,2000.
8) Filed with Go Online's Form S-8 Registration Statement filed on January 10, 2001.
9) Filed with Go Online's Amendment No. 1 to Registration Statement on Form S-4 filed on March 9, 2001.
10) Filed with Go Online's Form SB-2 Registration Statement filed on January 17, 2002.
11) Filed with Go Online's Form 10-KSB filed on March 29, 2000 for the period ended December 31, 2001.
12) Filed with Go Online's Form 8-K filed with the Securities and Exchange Commission on April 29, 2002.

ITEM 17. UNDERTAKINGS

     1. The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

          (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; provided, however, that paragraphs (a) and (b) shall not apply if such information is contained in periodic reports filed by the Registrant under
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference into this Registration Statement.

          (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     2. The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     4. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report under Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report under Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference into this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     5. The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished under and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     6. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned Registrant according the foregoing provisions, or otherwise, the undersigned Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buena Park, State of California, on June 11, 2002.


                                       GO ONLINE NETWORKS CORPORATION

                                       By: /s/ Joseph M. Naughton
                                           -------------------------------------
                                           Joseph M. Naughton
                                           President and Chief Executive Officer



         The officers and directors of Go Online Communications Corporation whose signatures appear below, hereby constitute and appoint Joseph M. Naughton as their true and lawful attorney-in-fact and agent, with full power of substitution, with power to act alone, to sign and execute on behalf of the undersigned any amendment or amendments to this registration statement on Form SB-2, and each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitutes, shall do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, this Amendment to Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

       Signature                          Title                        Date
       ---------                          -----                        ----


/s/ Joseph M. Naughton                  Chief Executive Officer
                                        Chief Financial Officer
                                        and Director                   June 11, 2002


/s/ Scott Claverie                      Directors                      June 11, 2002

/s/ James Cannon                        Director and Secretary         June 11, 2002

/s/ Peggy Lee                           Principal Accounting Officer   June 11, 2002